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                                                                    EXHIBIT 10.3

                                 DEED OF LEASE
                                 -------------

     THIS DEED OF LEASE, (this "Lease"), is made this 25th day of February, 2000, by and between TransDulles Center, Inc., a Virginia corporation, or assigns ("Landlord") and HomeGrocer.com, Inc., a Delaware corporation, ("Tenant").

                                  WITNESSETH:

     WHEREAS, Landlord and Tenant desire to create a leasehold estate in favor of Tenant in the Premises (as hereinafter defined) consisting of approximately 126,231 rentable square feet of space in a building being planned for development and construction within an office and warehouse park located in Loudoun County, Virginia known as TransDulles Centre; and

     WHEREAS, Landlord has, prior to the date hereof, submitted for approval the "Amended Site Plan," as defined below, and, in addition, has submitted application for a building permit for the "Building Shell," as defined below; and

     WHEREAS, subject to: (i) execution and delivery of this Lease on or before February 25, 2000; (ii) posting of the Security Deposit (as defined, below) and first month's rent on or before February 25, 2000; (iii) Tenant Delay (as defined below); (iv) Force Majeure Delay (as defined below); and (v) all of the terms and conditions of this Lease, the parties anticipate that the Commencement Date (as defined below) of this Lease shall be on or about October 1, 2000

     NOW, THEREFORE, in consideration of the Premises, and of the covenants and agreements herein contained, the parties hereto agree as follows:

     1.   PREMISES.

     Effective as of the Commencement Date, Landlord shall lease unto Tenant and Tenant shall lease from Landlord approximately One Hundred Twenty Six Thousand Two Hundred. Thirty One (126,231) rentable square feet (the "Premises"), consisting of the entire floor area of a building to be known as TransDulles Centre Building 14 (the "Building") the proposed footprint of which is shown on Exhibit A-I, together with the right to use all entranceways, parking areas and sidewalks serving the Building, which Building is located on a parcel of land known as Lot 49A, TransDulles Centre (the "Property") as shown and described by metes and bounds in Exhibit A-2, within the office and warehouse park known as TransDulles Centre as shown on Exhibit A-3 (TransDulles Centre"), and that machinery and equipment installed in and upon the Premises by Landlord, together with all additions and accessions thereto, substitutions therefor and replacements thereof permitted by this Lease (collectively, the "Equipment"). The exact square footage of the Premises shall be determined by the architect responsible for the design of the Building Shell (the "Designing Architect") promptly following the Commencement Date, in accordance with the standard of measurement described in Exhibit A-4. Landlord shall promptly provide Tenant with notice of the square footage as so determined, accompanied by a summary of the calculations prepared by the Designing Architect ("Landlord's Area Determination Notice"). Within thirty (30) calendar days of the Landlord's Area Determination Notice, Tenant may issue to Landlord notice of Tenants determination of the square footage of the Premises ("Tenant's Area Determination Notice") as determined by an architect selected by Tenant ("Tenants Architect") in accordance with the standard of measurement described in Exhibit A-4, accompanied by a summary of the calculations prepared by Tenant's Architect. Should Tenant fail to timely issue Tenant's Area Determination Notice to Landlord, the area of the Premises as set forth in Landlord's Area Determination shall conclusively be deemed to be the rentable area of the Premises for all purposes. If Tenant timely issues to Landlord Tenant's Area Determination Notice, the Designing Architect and Tenant's Architect shall promptly confer and shall use their best efforts to agree upon the area of the Premises. If The Designing Architect and Tenant's Architect cannot reach agreement within
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thirty (30) days after the date of Tenants Area Determination Notice, then within ten (10) days thereafter, they shall designate a third reputable, licensed architect familiar with the design and construction of flex warehouse space, (the "Independent Architect"). Upon the failure of the Designing Architect and Tenants Architect to agree upon the designation of the Independent Architect, then the Independent Architect shall be appointed by a Judge of the Circuit Court of Loudoun County, Virginia upon ten (10) days notice, or by any other court in Virginia having jurisdiction. Concurrently with such appointment, the Designing Architect and Tenant's Architect shall each submit a letter to the Independent Architect, with a copy to Landlord and Tenant, setting forth such architects statement of the area of the Premises (respectively, "Designing Architect's Letter" and "Tenant's Architect's Letter").In the event the areas set forth in the Designing Architect's Letter and the Tenant's Architect's Letter shall differ by less than Five Hundred (500) rentable square feet, then the area of the Premises shall not be determined by the Independent Architect, and the area of the Premises shall be the average of the areas set forth in the Designing Architect's Letter and Tenant's Architect's Letter. In the event the area of the Premises set forth in the Designing Architect's Letter and the Tenant's Architect's Letter shall differ by more than Four Hundred Ninety Nine
(499) rentable square feet, the Independent Architect shall conduct such investigations and take such measurements as he may deem appropriate and shall, within sixty (60) days after the date of his designation, choose either the area set forth in the Designing Architect's Letter, and the Tenant's Architect's Letter, and such choice shall be binding upon Landlord and Tenant. Landlord and Tenant shall each pay the fees and expenses of its respective architect. The fees and expenses of the Independent Architect shall be shared equally by Landlord and Tenant.

     The parties acknowledge that the Property is currently subject to a site plan (the "Existing Site Plan") which has been approved by the appropriate Loudoun County governmental agencies, and. which contemplates the construction of two (2) buildings having footprints of Forty Thousand Three Hundred and Twenty (40,320) and Eighty Five Thousand Six Hundred Eighty (85,680) rentable square feet respectively. Landlord shall undertake to amend the Existing Site Plan, and to obtain the requisite governmental approvals therefor, to provide for the development of the Building to consist of approximately Ten Thousand Eighty (10,080) rentable square feet of first floor office space, and approximately One Hundred Sixteen One Hundred Fifty One (116,151) rentable square feet of warehouse space having a clear height of twenty four feet (24') (the Existing Site Plan, with the contemplated amendments, as the same may be modified in the course of obtaining the necessary governmental approvals, is referred to as the "Amended Site Plan"). Tenant shall make advance payments (the "Advance Payments") to Landlord to defray the costs of the preparation and solicitation of approvals of the Amended Site Plan as provided in that certain letter agreement attached hereto as Exhibit A-5. In the event that Landlord is unable to obtain all necessary governmental approvals for the Amended Site Plan on or before June 1, 2000 and Landlord has been unable to obtain such necessary governmental approvals within thirty (30) days of written notice from Tenant issued no earlier than June 2, 2000, Tenant may, at its option, by second written notice to Landlord, declare this Lease to be null and void and of no further effect, in which case the Security Deposit, the Advance Payments, and any prepaid rent, shall be returned to Tenant, following deduction of (i) all actual, reasonable, out-of pocket costs incurred by Landlord in connection with the preparation and solicitation of approvals for the Amended Site Plan, and any building permits, including but not limited to all fees and expenses paid to any architects, engineers, attorneys, and/or permit expediters, (ii) actual, reasonable, out-of-pocket legal fees and expenses incurred by Landlord in connection with the negotiation and preparation of this Lease not in excess of One Hundred Thousand Dollars ($100,000.00), and (iii) a fee to Landlord equal to four percent (4.0%) of the sum of items (i) and (ii) above. Notwithstanding the above, the time within which Landlord shall have to obtain all necessary governmental approvals for the Amended Site Plan before Tenant shall have any right to terminate this Lease as provided herein shall be extended by any time period attributable to "Tenant Delay" or "Force Majeure Delay," both as defined below.

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     Following receipt of all necessary governmental approvals for the Amended
Site Plan, Landlord shall be responsible for obtaining the necessary permits for, and constructing, at its expense, the "Building Shell" as described in Exhibit B hereto.

     2.   COMMENCEMENT DATE AND LEASE TERM.

          (a) The initial term of this Lease shall be for a period of thirteen
(13) years and one (1) month (hereafter referred to as "Initial Term"), (subject to early termination as provided in Paragraph 4 below) commencing on the Commencement Date, which shall be the date upon which the following are satisfied:

               (i) substantial completion of the Building Shell, as determined by the Designing Architect, and

               (ii) delivery of possession of the Premises to Tenant.

Landlord projects that the Commencement Date shall be approximately seven (7) months after the issuance of the building permit for construction of the Building Shell by Loudoun County (the "Projected Commencement Date"), although the Projected Commencement Date is subject to delays in design, permitting and construction of the Building Shell for causes both within and beyond the control of Landlord. If the Commencement Date is not the first day of a month, then the Term shall be the period set forth above plus the partial month in which the Commencement Date occurs. Except as expressly provided in Paragraph 2(c) below, in no event shall Landlord be liable to Tenant for any failure to complete construction of the Building Shell and deliver the Premises to Tenant by the Projected Commencement Date for any reason whatsoever. Landlord shall use reasonable efforts to keep Tenant informed of the progress of construction, and any change in the Projected Commencement Date. The twelve (12) month period commencing thirty (30) days after the Commencement Date and each successive twelve (12) month period thereafter during the initial Term and any Renewal Term shall be hereinafter referred to as a "Lease Year;" the first day of the first Lease Year shall be hereinafter referred to as the Rent Commencement Date." Notwithstanding the foregoing, if substantial completion of the Building Shell is delayed as a direct or indirect result of "Tenant Delay" (as defined below) the Rent. Commencement Date shall be deemed to occur thirty (30) days after the date that Landlord determines in its reasonable judgment that the Building Shell would have been substantially complete but for such Tenant Delay. Notwithstanding any other provision of this Lease, no Base Rent or Additional
Rent shall   be payable in respect of any period prior to the Rent Commencement
Date. The Initial Term and, any Renewal Term(s) resulting from Tenant's exercise of the options provided in Paragraph 6 hereof, are collectively referred to herein as the "Term."

          (b) Landlord agrees that approximately forty five (45) days prior to the Commencement Date, or on such earlier date as Landlord reasonably determines that Tenant may enter upon the Premises for the purposes described below without interfering with Landlord's construction of the Building Shell (the "Early Access Period"), (which date shall be determined by Landlord in its reasonable discretion) it shall permit Tenant to have access to the Premises for the sole purpose of commencing construction of the Tenant Work, and installation of Tenant's trade fixtures, furniture, equipment, and related wiring, in accordance with Construction Drawings and Specifications previously approved by Landlord as provided in the Work Agreement attached hereto as Exhibit D, and permits previously issued by Loudoun County. Tenant agrees however, that the provisions of Paragraph 5(c) pertaining to Hazardous Materials, and the provisions of Paragraph 20 pertaining to insurance and indemnification, shall apply during the Early Access Period, and that Tenant shall indemnify and hold Landlord of and from any and claims for damage to persons or property arising from Tenants activities on the Premises during the Early Access Period. Tenant further agrees that it will conduct its activities in the

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Premises during the Early Access Period so as not to interfere with the construction of the Building Shell, and that all of Tenants activities on the Premises during such period shall be subject to coordination by Landlord.

          (c) Notwithstanding any other provision of this Lease, Tenant shall have the following rights:

               (i) In the event that Landlord is unable to obtain the building permits necessary for the construction of the Building Shell within sixty
     (60) days of receipt of approval of the Amended Site Plan, and Landlord has been unable to obtain such building permits within thirty (30) days after written notice from Tenant issued no earlier than the sixty first (61st) day after receipt of approval of the Amended Site Plan (the thirtieth day following Tenant's notice is referred to herein as the "Outside Building Permit Issuance Date"), Tenant may, at its option, by second written notice to Landlord, declare this Lease to be null and void and of no further effect, in which case the Security Deposit, the Advance Payments, and any prepaid rent, shall be returned to Tenant, following deduction of (i) all actual, reasonable, out-of pocket costs incurred by Landlord in connection with the preparation and solicitation of approvals for the Amended Site Plan, and any building permits, including but not limited to all fees and expenses paid to any architects, engineers, attorneys, and/or permit expediters, (ii) actual, reasonable, out-of-pocket legal fees and expenses incurred by Landlord in connection with the negotiation and preparation of this Lease not in excess of One Hundred Thousand Dollars ($100,000.00), and
     (iii) a fee to Landlord equal to four percent (4.0%) of the sum of items
     (i) and (ii) above. Notwithstanding the above, the Outside Building Permit Issuance Date shall be extended by any delay in the issuance of building permits which results From "Tenant Delay" or "Force Majeure Delay" (both as defined below), and shall be further extended by the time necessary for Landlord to obtain such building Permits provided that Landlord has diligently taken commercially reasonable efforts to obtain such permits following receipt of approval of the Amended Site Plan.

               (ii) In the event that the Commencement Date has not occurred within twelve (12) months from the date of issuance of the last of the building permits necessary for the Construction of the Building Shell (the "Penalty Date"), Tenant shall be afforded a credit against Base Rent payable hereunder at the rate of One Thousand Dollars ($1,000.00) per day for each day from the Penalty Date to the Commencement Date. Notwithstanding the above, the Penalty Date shall be shall be extended by any period of delay in construction of the Building Shell attributable to "Tenant Delay" or "Force Majeure Delay" (both as defined below).

               (iii) In the event that the Commencement Date has not occurred by the Penalty Date as determined pursuant to Paragraph 2(c)(ii) above, Tenant may thereafter issue a notice to Landlord declaring its intent to terminate this Lease as of a date which is no less than sixty (60) days from the date of such notice (the "Outside Commencement Date"). If the Commencement Date has not occurred by such Outside Commencement Date, Tenant may, at its option, by second written notice to Landlord, declare this Lease to be null and void and of no further effect, in which case the Security Deposit, the Advance Payments, and any prepaid rent, shall be returned to Tenant, following deduction of (i) all actual, reasonable, out-of pocket costs incurred by Landlord in connection with the preparation and solicitation of approvals for the Amended Site Plan, and any building permits, including but not limited to all fees and expenses paid to any architects, engineers, attorneys, and/or permit expediters, (ii) actual, reasonable, out-of-pocket legal fees and expenses incurred by Landlord in connection with the negotiation and preparation of this Lease not in excess of One Hundred Thousand Dollars ($100,000.00), and (iii) a fee to Landlord equal to four percent (4.0%) of the sum of items (i) and (ii) above. Notwithstanding the above, the Outside Commencement Date shall be shall

                                       4
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     be extended by any period of delay in construction of the Building Shell attributable to "Tenant Delay" or "Force Majeure Delay" (both as defined below).

          (d) As used in the Lease, the term "Tenant Delay" shall mean any delay in construction of the Building Shell resulting directly or indirectly from any of the following reasons: Tenant's failure to comply with any of its duties and obligations hereunder, including the Work Agreement attached hereto as Exhibit D; Tenant's request for modifications to plans or working drawings subsequent to the date such plans or working drawings are approved by Tenant; Tenant's failure to pay when due any amount required hereunder; Tenant's request for materials, finishes or installations reasonably determined by Landlord not to be building standard materials, finishes or installations; Tenant's activities on the Premises during the Early Access Period; the performance or timing of any work by any person or firm employed or retained by Tenant; Tenants request for modifications to the Building Shell made at any time. Landlord shall use commercially reasonable efforts to provide verbal notice to Tenant of the occurrence of any event of Tenant Delay as soon as reasonably practicable after Landlord becomes aware of the occurrence of an event of Tenant Delay, or if any activity contemplated by Tenant of which Landlord becomes aware is likely to cause a Tenant Delay; at the time of such notice, Landlord will use commercially reasonable efforts to provide a good faith estimate of the duration of such Tenant Delay. As used in this Lease, the term "Force Majeure Delay" shall mean any delay in construction of the Building Shell resulting directly or directly from any of the following reasons: earthquake; explosion; flood; hurricane; fire or other casualty, the elements; acts of God or public enemy; actions or restrictions of governmental authorities (permitting or inspection); governmental regulation of the sale of materials or supplies or the transportation thereof; war; invasion; insurrection; rebellion; riots; strikes or lockouts; inability to obtain necessary materials, goods, equipment, services, utilities or labor at commercially reasonable rates and upon commercially reasonable terms; or any other cause whether similar or dissimilar to the foregoing which is beyond the reasonable control of Landlord. Landlord shall use commercially reasonable efforts to minimize the impact of any Force Majeure Delay.

     3.   RENT.

     As rent for the Premises (all of which is hereinafter referred to collectively as "Rent"), Tenant shall pay to Landlord all of the following:

          (a) Base Rent. Tenant shall pay, without offset, demand or counterclaim, as base rent (hereafter referred to as the "Base Rent") for each Lease Year the sums identified on the attached Exhibit C, Rent Schedule. In the event that the total rentable area of the Building changes in the process of obtaining approval of the Amended Site Plan, or is otherwise determined to be different from the square footage set forth in Paragraph 1 hereof in accordance with the procedure set forth therein, Landlord shall prepare an Amended and Restated Rent Schedule based upon the actual rentable square footage of the Building as determined in accordance with Paragraph 1 hereof. Tenant hereby agrees to execute such Amended and Restated Rent Schedule, or to provide Landlord with written notice of its objections thereto, within seven (7) calendar days of its presentation by Landlord, time being of the essence. Should Tenant fail to do so, the Amended and Restated Rent Schedule shall conclusively be deemed approved by Tenant. Should Tenant timely object to the Amended and Restated Rent Schedule by written notice to Landlord served in accordance with the provisions hereof, Landlord will evaluate Tenant's objections and determine, in the exercise of its discretion, whether any change in the Amended and Restated Rent Schedule is warranted; Landlord's determination in this regard, shall be binding upon Tenant, provided such determination is made in good faith. The monthly installments shall be payable in advance on the first day of each and every month during the Term at the office of TransDulles Center, Inc., c/o The Mark Winkler Company, 4900 Seminary Road, Suite 900, Alexandria, Virginia 22311, or by wire transfer routed to: Fleet Bank, Boston, Massachusetts, ABA # 011900571, Account Name: TransDulles Center, Inc., Account Number: 9427834304, or at such other place as Landlord may hereafter

                                       5
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designate in writing, except that the first such installment, in the amount of
Ninety Thousand Nine Hundred Ninety One Dollars and Fifty Cents ($90,991.51), shall be due contemporaneously with the execution of this Lease. Rent checks are to be made payable to TransDulles Center, Inc., or such other person, firm or corporation as Landlord may hereafter designate in writing.

          (b)  Intentionally Omitted.

          (c)  Intentionally Omitted.

          (d)  Intentionally Omitted.

          (e) Tax on Lease. Tenants pro rata share of any federal, state or local tax (including gross receipts tax) assessment, levy or other charge (other than any income tax, gift tax, inheritance tax or real property tax) (hereinafter collectively referred to as "Tax") if now or hereafter directly or indirectly upon (a) Landlord with respect to this Lease or the value thereof,
(b) Tenant's use or occupancy of the Premises, or (c) the Base Rent or any other sum payable under this Lease, payment of such Tax shall be paid by Tenant as Additional Rent. Landlord shall annually notify Tenant of the amount which Landlord estimates will be the Tax for each tax year, and Tenant shall pay such amount in equal monthly installments in advance on or before the first day of each of the twelve (12) months after the date of such notice. Landlord shall annually submit to Tenant a statement showing Tenant's pro rata share of the actual Tax for the current tax year, the amount thereof theretofore paid by Tenant, and the amount of the resulting balance due thereon or overpayment thereof. Such balance due shall be paid by Tenant, without interest, within thirty (30) days after the date of such statement. In the event of an overpayment by Tenant, Landlord shall afford Tenant a credit against Rent due hereunder for the month or months following the date of such statement. Official tax bills rendered by the taxing authority shall be presumptive evidence of the actual amount of Tax. Tenant shall have the right to audit Landlord's records pertaining to such Tax in accordance with paragraph 11 below.

          (f) Tenant does hereby take and hold the Premises at the Rent hereinabove specifically reserved and payable as aforesaid, and upon and subject to the terms and conditions herein contained.

          (g) Late Payment. If Tenant fails to pay any installment of Rent on or before the third (3rd) calendar day of the calendar month when such installment becomes due and payable, Tenant shall pay to Landlord a late charge of five per cent (5%) of the amount of such installment, and, in addition, any unpaid installment shall bear interest at that rate per annum which is two per cent (2%) greater than the "prime rate" then in effect at Morgan Guaranty Trust Company of New York, New York, (the "Default Rate") from the date such installment became due and payable to the date of payment by Tenant, provided, however, that nothing herein contained shall be construed or implemented in such a manner as to allow Landlord to charge or receive interest in excess of the maximum legal rate than allowed by law. Such late charge and interest shall constitute Additional Rent hereunder and shall be due and payable with the next monthly installment of Rent. Nothing in this paragraph shall be deemed to be in derogation of Landlord's rights under Paragraph 17 .

          (h) Additional Rent. With respect to this Lease, Additional Rent shall mean any and all monetary obligations for which Tenant is responsible under the terms, covenants and conditions of this Lease, including but not limited to, Base Rent escalations, taxes, late fees, interest payments, holdover Rent, Operating Costs, and cost of change orders.

          (i) Tenants Proportionate Share. Landlord and Tenant agree that Tenant's "pro rata share" for purposes of Paragraphs 3(e) and 11 shall be One Hundred percent (100.00%), the approximate and agreed upon ratio that the area of the Premises bears to the total rentable area of the Building.

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     4.   EARLY TERMINATION.

     Notwithstanding the provisions of paragraph 2(a) above, provided that (i) this Lease is in full force and effect, and (ii) there shall be no uncured Event of Default by Tenant existing as of the date of issuance by Tenant of the Notice of Termination as provided in this Paragraph 4, Tenant shall have the one time option to terminate this Lease effective as of the last day of the tenth (10th) Lease Year (the "Early Termination Date") only. To exercise such option, Tenant shall provide Landlord with written notice (the "Notice of Termination") of its exercise of such option at least one (1) year prior to the Early Termination Date, time being of the essence, which Notice of Termination must be accompanied by payment to Landlord of a termination fee equal to four (4) months Rent (as "Rent" is defined in Paragraph 3 hereof, which includes, but is not limited to, four (4) months' Base Rent payable in respect of the 11th Lease Year, and four
(4) months' Tenant's of Estimated Operating Costs as established pursuant to Paragraph 11(c) hereof as of the date of the Notice of Termination). If between the date of issuance of the Notice of Termination and the Termination Date, Tenant shall have committed or suffered an Event of Default in Tenant's obligations under this Lease, or should Tenant fail to vacate the Premises by the Termination Date, time being of the essence, Landlord may, at its sole option, (i) nullify the election to terminate in which event the Lease shall remain in full force and effect, subject to its terms, or (ii) without further notice declare an Event of Default under this Lease, and in addition to recovering the Termination Fee, Landlord may exercise all other rights and remedies for an Event of Default as hereinafter provided, or (iii) deem Tenant to be holding over in accordance with the provisions of paragraph 18 hereinbelow. The option granted hereunder is personal to Tenant, and may not be exercised by any transferee or assignee of Tenant other than a Related Entity as defined in Paragraph 12 hereof; the option is exercisable only as to the entirety of the Premises, and not as to a portion thereof.

     5.   USE OF PREMISES.

          (a) Subject to the provisions hereof, Tenant shall have access to the Premises twenty four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year. To the extent permitted by applicable law, including applicable zoning ordinances, and laws pertaining to the sale of alcoholic beverages, Tenant may occupy and use the Premises for general office, storage, warehousing and distribution purposes, product processing and other incidental uses, and for no other purpose without the consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), subject, however, to the terms and provisions of any covenants, easements, conditions or restrictions which affect the use of the Premises. Provided, however, that notwithstanding any other provision of this Lease, and subject to Tenant obtaining all necessary licenses therefor, Tenant shall be permitted to utilize the Premises for the on-site retail sale of alcoholic beverages, but only if and to the extent that such on-site distribution is necessary in order to permit Tenant to obtain the necessary governmental approvals to distribute alcoholic beverages off site; Tenant shall not be permitted to advertise or otherwise promote such on-site sale, nor utilize any larger portion of the Premises or the Property than is reasonably necessary in order to obtain such governmental approvals. Tenant shall not Permit any unlawful occupation, business or trade to be conducted on any of the Premises or any use to be made thereof contrary to applicable laws or regulations. Tenant shall not use or occupy or permit any of the Premises to be used or occupied, nor do or permit anything to be done in or on any of the Premises, in a manner which would (i) violate any certificate of occupancy affecting any of the Premises, (ii) make void or voidable any insurance then in force with respect to any of the Premises, (iii) make it difficult or impossible to obtain fire or other insurance which is required hereunder, or cause the cost of maintaining such insurance to increase, (iv) cause structural damage to the Building, or (v) constitute a public or private nuisance or waste.

          (b) As part of its obligation to comply with laws and other requirements under Paragraph 5(a) of this Lease, Tenant shall not (either with or without negligence), in violation of any law, generate, use, store, or cause or permit the escape, disposal or release of any Hazardous Materials in or about the Building or

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the Property or the Premises. Hazardous Materials shall mean (a) "hazardous wastes", as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, (b) "hazardous substances", as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, (c) "toxic substances", as defined by the Toxic Substances Control Act, as amended from time to time, (d) "hazardous materials", as defined by the Hazardous Materials Transportation Act, as amended from time to time, (e) any applicable state or local laws and the regulations adopted under these acts, as amended from time to time, (f) oil or other petroleum products whether refined or unrefined, (g) any highly combustible substance and
(h) any substance whose presence in Landlord's reasonable judgment could be detrimental to the Building or the Property or the Premises or hazardous to health or the environment. Notwithstanding the above, Tenant may, store and handle, in strict compliance with all applicable laws and regulations: (i) reasonable quantities of customary janitorial supplies that may contain Hazardous Materials, (ii) packaged goods intended for resale to customers, such as, but not limited to, hairspray, household cleaners, automotive products, antifreeze, dog food, plant fertilizer and other items customarily sold to customers in a grocery, food or drug store, and (iii) standard office products that may contain Hazardous Materials (such as photocopy toner, "White Out" and the like). If any lender or governmental agency shall ever require testing to ascertain whether or not here has been any release of Hazardous Materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as Additional Rent if such requirement applies to the Premises if the requirement for such testing results from Tenant's activities at the Building or on the Property. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence of Hazardous Materials in the Premises. In all events, Tenant shall indemnify and hold Landlord harmless of and from any and all costs and expenses of any nature arising from the release of Hazardous Materials in the Premises occurring while Tenant is in possession, or elsewhere on the Property and any adjacent real estate owned by Landlord, if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the Lease. Landlord warrants that to the best of its knowledge, information and belief, the Premises, Building and Property shall, as of the commencement of the Early Access Period, be free and clear of Hazardous Materials, except for those materials used in accordance with applicable law in connection with the construction of the Building Shell.

          (c) If Tenant fails to comply with any applicable law or regulation or if Landlord reasonably believes the violation of any law or regulation is threatened, excluding the exceptions set forth in Paragraph 5(b), Landlord shall have the right (but not the obligation) following thirty (30) days notice to Tenant unless Tenant commences to act during or prior to such period, and diligently pursues the cure of such failure to comply (unless such failure or threatened failure causes imminent threat to life or property in which case no notice is required), to act in place of Tenant and to take such action as it may deem necessary or desirable to ensure compliance or to mitigate, abate or correct the violation or threatened violation. All costs of any kind whatsoever incurred by Landlord in connection therewith, including consultants' and reasonable attorneys' fees, shall be payable on demand, shall bear interest at the default rate until paid, and shall constitute Additional Rent.

          (d) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses, damages, liabilities, cost and expenses, including attorneys' fees, arising from Tenant's failure to comply with all applicable laws and regulations. The foregoing provisions shall survive the expiration or earlier termination of this Lease.

          (e) Landlord represents that as of the date of this Lease, the Building is zoned PD-IP (Planned Development-Industrial Park) in Loudoun County, with a special exception for office and warehouse uses, and is subject to the 1972 Zoning Ordinance for such County.

     6.   OPTION TO EXTEND TERM.

          (a) Renewal Terms. Provided that (i) this Lease is in full force and effect, (ii) no material adverse change in Tenant's financial condition has occurred since the date of execution of this Lease, and (iii) there shall be no uncured Event of Default by Tenant existing as of the date of issuance the Renewal Notice contemplated by Paragraph 6(b) below, Tenant shall have the option to renew this Lease for two (2) consecutive five (5) year terms (each, a "Renewal Term"), in "AS IS" condition, with the Base Rent for such renewal periods being equal to the then current fair market rent ("FMR") for comparable space in the Sterling, Virginia market area. first used in this Lease, FMR. shall mean the annual amount payable as Base Rent that a non-equity, non-renewal, non-expansion tenant would pay a landlord of a similar building in the Sterling, Virginia submarket in "AS IS" condition, giving appropriate consideration to annual rental rates per rentable Square foot on a "triple net" basis, the length of the lease term, the size and location of the premises being leased, the cost to Tenant of relocating its operations to another site, tenant concessions prevalent in the marker. if any (including but not limited to such items as free rent and build out allowances), and brokerage commissions, and shall be determined in accordance with the provisions of Paragraph 6(c) below. The option to renew provided herein may be exercised by Tenant solely as to the entirety of the Premises.

          (b) Notice Required. Tenant shall give Landlord written notice of its intent to exercise its option to extend the Lease Term (the "Renewal Notice") at least twelve (12) months, but no more than eighteen (18) months, prior to the end of the then current term, time being of the essence. Should Tenant fail to notify Landlord of its intent to exercise such Renewal option within the aforementioned notice period, time being of the essence, then Tenant's renewal option shall expire without action by either party and Landlord shall not need to advise Tenant in writing of Tenant's neglect in reference to the notice period.

          (c) Determination of FMR for Renewal Terms. Within fifteen (15) calendar days of Landlord's receipt of the Renewal Notice as to each Renewal Term, Landlord shall issue written notice to Tenant of Landlord's determination of FMR for such Renewal Term ("Landlord's Rent Notice"); if Tenant shall fail to give written notice to Landlord within fifteen (15) calendar days of Landlord's Rent Notice of its objection to the FMR as set forth in such notice, and if Tenant's failure shall continue for five (5) days after notice from Landlord to Tenant that Landlord did not receive from Tenant, within fifteen (15) days of Landlord's Rent Notice, an objection to the FMR as set forth in Landlord's Rent Notice, then the Base Rent for the applicable Renewal Term shall be the FMR as set forth in Landlord's Rent Notice. If within fifteen (15) calendar days of Landlord's Rent Notice, Tenant shall give written notice to Landlord of its objection to the FMR ("Tenant's Objection Notice") as set forth in Landlord's Rent Notice such notice, and its proposed FMR then Base Rent for such Renewal Term shall be determined as follows:

               (i) Landlord and Tenant shall use reasonable efforts to negotiate and agree upon an FMR. within thirty (30) days of Tenants Objection Notice. If Landlord and Tenant fail to agree upon an FMR within such period, Landlord and Tenant shall each select a reputable, qualified, licensed real estate broker having an office in Northern Virginia, and familiar with the rentals then being charged for Buildings comparable to the Building in the Sterling, Virginia area (respectively, "Landlord's Broker" and "Tenant's Broker") who shall confer promptly after their selection by Landlord and Tenant and shall use their best efforts to agree upon the FMR.

               (ii) If Landlord's Broker and Tenant's Broker cannot reach agreement within seventy five (75) days after the date of Tenant's Objection Notice, then within ten (10) days thereafter, they shall designate a third reputable, licensed real estate broker having an office in Northern Virginia, and familiar with the rentals then being charged for buildings comparable to the Building in the Sterling, Virginia area (the "Independent Broker"). Upon the failure of Landlord's Broker and Tenant's Broker to agree upon the designation of the Independent Broker, then the Independent Broker shall be appointed by a Judge of the Circuit Court of Loudoun County, Virginia upon ten
(10) days notice, or by any other court in Virginia having jurisdiction. Concurrently with such appointment, Landlord's Broker and Tenant's Broker shall each submit a letter to the Independent Broker, with a copy to Landlord and Tenant, setting forth such broker's estimate of the FMR, taking into consideration the duration of the first Renewal Term or the second Renewal Term, as the case may be, and all other terms and conditions of this Lease which are applicable to the Extension Term (respectively, Landlord's Broker's Letter" and "Tenant's Brokers Letter"). In the event the FMR set forth in Landlord's Broker's Letter and Tenant's Broker's Letter shall differ by less than Sixty Cents ($0.60) per rentable square foot for each year during the Renewal Term, then the FMR shall not be determined by the Independent Broker, and the FMR shall be the average of the FMR set forth in Landlord's Broker's Letter and Tenant's Broker's Letter. In the event the FMR set forth in Landlord's Broker's Letter and Tenant's Broker's Letter shall differ by more than Fifty Nine Cents ($0.59) per rentable square foot per annum for any year during the Renewal Term, the Independent Broker shall conduct such investigations as he may deem appropriate and shall, within sixty (60) days after the date of his designation, choose either the rental set forth in Landlord's Broker's Letter or Tenant's Broker's Letter to be the FMR for the Renewal Term, and such choice shall be binding upon Landlord and Tenant. Landlord and Tenant shall each pay the fees and expenses of its respective broker. The fees and expenses of the Independent Broker shall be shared equally by Landlord and Tenant.

     7.   CONSTRUCTION OF PREMISES.

          Landlord warrants that, at Landlord's sole cost and expense, the Building Shell shall be constructed in a good and workmanlike manner in conformance with the description of the Building Shell set forth in Exhibit B hereto, and all applicable federal, state and local codes and regulations in effect at the time of issuance of permits for the initial construction of the Building Shell.

     8.   TENANT WORK.

          The respective rights and obligations of the parties with respect to the design and construction of the Tenant Work are set forth in the Work Letter attached hereto as Exhibit D hereto.

     9.   COMPLIANCE WITH LAWS.

     During the Term, Landlord shall be responsible for complying with and promptly making all structural changes, alterations or additions necessitated by all laws regulating the Property and exterior areas of the Building (excluding the areas within the Premises), including the Americans with Disabilities Act
(ADA), and any amendments thereto. The cost of the modifications, alterations, and/or additions contemplated by this Paragraph shall be included in Operating Costs for which Tenant is responsible pursuant to the provisions of Paragraph 11 hereof.

     10.  SECURITY DEPOSIT.

          (a) Contemporaneously with the execution of this Lease by Tenant the sum of Two Million Two Hundred Thousand Dollars ($2,200,000.00) shall be delivered to Landlord as a Security Deposit (the "Security Deposit") pursuant to this Lease and shall be security for the payment and performance by Tenant of all Tenants obligations, covenants, conditions and agreements under this Lease. Such sum shall be either in cash, or in a letter of credit ("Letter of Credit"), or in some combination thereof, as determined by Tenant. Upon the expiration of the Term hereof, Landlord shall, if there does not then exist an uncured default by Tenant in the performance of its covenants under this Lease, return such Security Deposit to Tenant, less such portion thereof as Landlord shall have appropriated to make good any default by Tenant with respect to Tenant's obligations within ninety (90) days of such expiration. If Tenant suffers or commits any Event of Default during the Term of this Lease, or Tenant defaults in the performance of any covenant contained herein, and such default results, in Landlord's reasonable judgment, in an imminent danger to persons or property, or if Tenant fails to take possession on the Commencement Date stated in Paragraph 2, Landlord shall have the right, but not the obligation, to apply all or any portion of the Security Deposit to remedy such default, in which event Tenant shall promptly deposit with Landlord the amount necessary to restore the Security Deposit to its original amount. The Security Deposit shall not be deemed liquidated damages, and Landlord's application of said Security Deposit to reduce its damages shall not preclude recovery from Tenant of any additional damages incurred by Landlord. If the Landlord sells or transfers its interest in the Building, Landlord shall transfer the Security Deposit, and the Landlord shall be released From all liability to Tenant for the return of such Security Deposit.

          (b) Landlord agrees to accept a Letter of Credit as and for the Security Deposit, provided that such Letter of Credit shall be (i) unconditional; (ii) irrevocable; (iii) issued by a financial institution approved by Landlord in Landlord's reasonable discretion, which financial institution must be a member bank of the Federal Reserve, and which has branch offices in both the Washington, D.C. metropolitan area, and in New York, New York, for the presentation of the Letter of Credit; (iv) in a form permitting partial and multiple drawings; (v) for either multiple terms of at least one (1) year each in duration, which are automatically renewed unless notice is given to Landlord at least sixty (60) days prior to the expiration thereof, extending until the date which is ninety (90) days after the expiration of the Lease Term, as such Lease Term may be extended pursuant to the provisions of the Lease, or at Tenant's option for a single term extending until the date which is ninety
(90) days after the expiration of the Lease Term, as such Lease Term may be extended pursuant to the provisions of the Lease; and (vi) be in a form and substance acceptable to the Landlord, in its reasonable discretion, substantially in conformity with the provisions of Exhibit E hereto. If a partial drawing occurs under the Letter of Credit, the Tenant shall, upon demand but not more than five (5) days after such partial drawing, cause the financial institution to reissue the Letter of Credit in the amount then currently required under the terms of this Lease. Notwithstanding the foregoing, the Landlord shall be entitled to draw down the entire amount of the Letter of Credit, without any notice, at any time on or after the earlier of (i) the occurrence of an Event of Default by Tenant under this Lease; or (ii) at any time after the thirtieth (30th) day preceding the expiration date of the Letter of Credit in the event that the issuer of the Letter of Credit gives notice to Landlord that it will nor renew the Letter of Credit as contemplated hereby.

          (c) The Security Deposit shall be reduced to the amounts set forth in the schedule below, provided there shall have been no material adverse change in Tenant's financial condition, as determined by Landlord in the exercise of its reasonable discretion, between the date of execution of this Lease and the date of the scheduled reduction. Notwithstanding any other provision of this Lease, the Security Deposit shall not be reduced unless and until Tenant shall have delivered to Landlord: (x) a financial statement in the same form, and containing the same type of information, as the financial statement provided to Landlord prior to the execution of this Lease, which financial statement shall reflect Tenant's financial condition as of a date no earlier than six (6) months prior to the scheduled reduction in the Security Deposit; and (y) a warranty, in writing, that the financial statement is accurate as of its date, and that there has been no material adverse change in Tenant's financial condition between the date of the financial statement and the date of the scheduled reduction in the Security Deposit. Subject to the foregoing, the Security Deposit shall be reduced as follows:

 .    At the beginning of the fifth (5th) Lease Year, the Security Deposit shall be reduced to One Million Five Hundred Thousand Dollars ($1,500,000.00)
 .    At the beginning of the sixth (6th) Lease Year, the Security Deposit shall be reduced to Nine Hundred Thousand Dollars ($900,000.00)

 .    At the beginning of the seventh (7th) Lease Year, the Security Deposit shall be reduced to Seven Hundred Thousand Dollars ($700,000.00)
 .    At the beginning of the eighth (8th) Lease Year, the Security Deposit shall be reduced to Five Hundred Thousand Dollars ($500,000.00)
 .    At the beginning of the ninth (9th) Lease Year, the Security Deposit shall be reduced to Three Hundred Thousand Dollars ($300,000.00)
 .    At the beginning of the tenth (10th) Lease Year, the Security Deposit shall be reduced to Two Hundred Thousand Dollars ($200,000.00)
 .    At the beginning of each Renewal Period, the Security Deposit shall be reduced to three (3) times the monthly Base Rent in effect at the beginning of such Renewal Period

Notwithstanding the above, in the event that Tenant commits or suffers either a monetary Event of Default or a material non-monetary Event of Default at any time prior to a scheduled reduction in the Security Deposit, then the next scheduled reduction in the Security Deposit shall be delayed for a period of one year from the date of such Event of Default, and each succeeding reduction shall be correspondingly delayed.

     11.  OPERATING COSTS.

     This is a "Triple Net Lease." Effective as of the first day of the first Lease Year, Tenant shall pay as Additional Rent its pro rata share of Operating Costs of the Building and Property ("Operating Costs"). The projected preliminary estimated calendar year 2000 Operating Costs are $1.75 per rentable square foot of the Premises. This amount shall be adjusted on an annual basis in accordance with the procedures outlined below. The parties recognize that this estimate is for the projected Operating Costs of the Building in "shell" condition, prior to the completion of the Tenant Work, and that actual Operating Costs are likely to be higher after completion of such Tenant Work.

          (a) Definition. As used herein, the term Operating Costs includes (except as specifically excluded below) the actual costs incurred in owning, operating and maintaining the Building and Property during each year of the Lease Term. Such costs shall include, by way of example rather than of limitation, (i) real property, county, and other similar taxes or assessments, including but not limited to any special assessments (which specifically includes, without limitation, the so caller "Route 28 Special Assessment"), levied against any or all of the Building and Property; (ii) intentionally omitted (iii) costs of providing landscaping service, snow removal service, and of maintaining grounds, and adjacent parking and other costs of maintaining the Property; (iv) all other reasonable costs of maintaining, repairing or replacing any or all of the Building, and any of the Building systems including the roof unless the cost of maintaining the roof is borne directly by Tenant, except (a) costs for repairs, maintenance and replacements required due to defective materials, installations or workmanship at the time of initial construction of the Building Shell and Property and expenses incurred in connection with the enforcement of any warranty rights in connection therewith, or (b) costs to repair the foundation, interior load bearing partitions, exterior walls and window systems, except to the extent any such structural repair is required due to Tenant's negligence or willful misconduct (v) charges or fees for any necessary governmental permits; (vi) management fees equal to Three and One Half percent (3.5%) of Base Rent and Operating Expenses payable hereunder, plus any related overhead and expenses; (vii) premiums for hazard, liability, workmen's compensation or similar, insurance upon any or all of the Building and Property as maintained by Landlord under Paragraph 20; (viii) costs arising under service contracts with independent contractors for servicing, maintenance and repair of building equipment and systems; and (ix) the cost of any other items which, under accounting principles consistently applied from year to year with respect to the Building and Property, constitute operating or maintenance costs attributable to any or all of the Building and Property. Landlord and its agents reserve the right to enter onto the Premises at reasonable times upon reasonable notice from Landlord or its agent and accompanied by a representative of Tenant, excepting emergency, for the specific purpose of managing and maintaining the Premises. Landlord agrees that it shall make no profit from its collection of Operating Costs.

          (b) Notwithstanding anything to the contrary herein, Operating Costs shall not include (i) any costs (including payments of principal and interest under any mortgage and any ground rental payments) associated with the initial construction of the Building, (ii) costs of development of the Property or the Premises, (iii) intentionally omitted (iv) intentionally omitted (v) intentionally omitted (vi) salaries and other compensation paid to officers or executives of Landlord or any partner, principal or owner of the entity comprising Landlord, (vii) fees or charges paid to any party affiliated with Landlord on account of the provision by such entity of goods or services constituting Operating Costs to the extent such fees or charges exceed the fees or charges that would have been incurred to an independent entity in an arm's length transaction, (viii) any expenses reimbursable by any insurance company or condemning authority, or actually reimbursed by any other source, (ix) intentionally omitted (xi) Landlord's income taxes, (xii) repairs or other work occasioned by fire or other casualty of an insurable nature, but only to the extent of any recovery actually received by Landlord, and (xiii) costs arising from Landlord's civic activities or charitable or political contributions, all of which costs are the responsibility of the Landlord except where agreed to otherwise by the parties in writing, (xiv) costs or fees relating to the defense of Landlord's title or interest in the Property, or any part thereof, (xv) any costs or expenses relating to Landlord's obligations under this Lease or any work letter to construct the Building Shell, or in connection with the Tenant Work (xvi) wages, salaries, or other compensation or benefits for off-site employees applicable to time spent working other than on the Property or Building, (xvii) costs of acquisition of sculpture, paintings, or other objects of art, and (xviii) without limiting Tenant's obligations for environmental matters set forth in Paragraph 5(b), costs incurred by Landlord in connection with cleanup of Hazardous Materials affecting the Building or Property resulting from any cause other than Tenant's activities at the Building or on the Property; Operating Costs shall, however, include the premiums (up to the amount of Twenty Thousand Dollars ($20,000.00) in the first Lease Year, which limit shall be increased by ten percent (10%) in each subsequent Lease Year) incurred by Landlord in obtaining insurance for environmental matters, and shall also include payment of any deductible if, and only if, the occurrence or condition giving rise to the payment of such deductible results from Tenant's activities at the Building or on the Property.

          (c) In order to provide for current payments, a statement of Landlord's estimate of Operating Costs as initially set forth in Paragraph 11
(a) above, shall be submitted by Landlord to Tenant prior to the beginning of each calendar year or part thereof during the Term. Tenant shall pay monthly, as Additional Rent, one-twelfth (1/12th) of Tenants pro rata share of Landlord's estimate of Operating Costs. Further, from time to time during any calendar year, Landlord may submit to Tenant a revised statement of Landlord's estimate of Tenants pro rata share of any Operating Costs and within thirty (30) days after delivery of such statement, Tenant shall pay to Landlord, as Additional Rent, with each monthly installment of Basic Rent, an amount equal to one-twelfth (1/12th) of the revised amount so estimated. Landlord will, within one hundred twenty (120) days of the end of each fiscal year, submit to Tenant a statement of the actual expenses, incurred for Operating Costs for such preceding fiscal year. Such statement shall also indicate the amount of Tenants excess payment or underpayment based on the Landlord's estimate.

          If Additional Rent paid by Tenant during the preceding calendar year shall be in excess of, or less than its share of the actual expenses incurred by Landlord for Operating Costs for that year, Landlord and Tenant agree to make the appropriate adjustment following the submission of Landlord's statement by Tenant paying any Additional Rent due with the installment of rent due for the month following submission of Landlord's statement, or Tenant deducting its excess payment from the installment of rent for such month and any subsequent months until Tenant has received full credit for such excess payment.

          During the final year of the Lease Term if Tenant overpays its portion of Operating Costs, said overpayment amount shall be returned by Landlord within thirty (30) days of termination provided no event of default has occurred or is occurring.

          Within sixty (60) days after the receipt of Landlord's statement showing actual figures for the year, Tenant shall have the right to request copies of a statement of Operating Costs prepared by the Landlord which shall be supplied to the Tenant within a reasonable time after Tenants written request, but no such request shall extend the time for payment as set forth in the preceding Paragraph. Unless Tenant asserts specific error(s) within thirty (30) days after Landlord has complied with Tenant's request, the statement submitted by Landlord shall be deemed to be correct. Provided Tenant timely asserts such specific errors, and is current in its obligations to Landlord for the payment of all sums due to Landlord as Rent under this Lease, and is not otherwise in default in its obligations under this Lease, Tenant shall have the right, exercisable no more than once per Lease Year, to cause Landlord's books and records showing Tares and Operating Expenses for the prior Lease Year to be examined and copied by a certified Public Accountant engaged by Tenant upon no less than thirty (30) days prior written notice and during normal business hours at any time within ninety (90) days following Tenant's receipt of Landlord's statement for the prior Lease Year. No such Certified Public Accountant may be engaged on a contingent fee basis. Such examination shall, at Landlord's option, occur at the offices of the Landlord's management agent, and shall not take more than thirty (30) days to complete. Any information obtained by Tenant from such examination will be treated as confidential unless and until such information has been publicly disclosed by Landlord; provided, however, that nothing herein contained shall limit or impair the right or obligation of Tenant to disclose such information when required to do so by law or to appropriate regulatory authorities having jurisdiction over its affairs, or to use the same in connection with the enforcement of the terms and conditions of the Lease. As a condition of such examination, Landlord may require any party reviewing or having access to Landlord's records to execute and deliver to Landlord a confidentiality agreement substantially in the form attached hereto as Exhibit F-1. In the event that Operating Expenses or Taxes for any Lease Year have been overstated by ten percent (10%) or more, Landlord shall promptly reimburse or credit Tenant for the reasonable costs of such audit, in addition to refunding all overpayments previously made by Tenant. The provisions of this paragraph shall survive the expiration or earlier termination of the Term of this Lease.

          (d) In any year which Landlord does not protest the real property tax assessment levied against the Property and Building, Tenant may choose to protest the assessment in Landlord's name, provided however, that Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, is first obtained with respect to any substantive position as to the value of the Building and Property which Tenant desires to assert. If Tenant chooses to protest the assessment, Landlord shall reasonably cooperate with Tenant's efforts provided Tenant pays all costs and expenses, including attorneys fees, necessary to conduct such protest. Notwithstanding any other provision of this Paragraph 11(d), Tenant shall not file any papers in Landlord's name in connection with such protest without first obtaining Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, as to each such filing. All costs and expenses incurred by Landlord in connection with such protest, including attorneys fees, shall be considered an Operating Cost regardless of whether the protest is brought by Tenant or Landlord, and regardless of the result of such protest. In the event that a reduction in real property tares results from such protest, Tenant shall be entitled to the benefit of such reassessment to the extent that it is applicable to a time Period prior to the termination of this Lease, either as a credit against the next payments of Rent and Additional Rent due under this Lease or as a refund if this Lease has expired. Tenant shall have the right to audit Landlord's records pertaining to such tax in accordance with the provisions of Paragraph 11(b) above.

11.1  COSTS OF OPERATING THE PREMISES.

     In addition to the Base Rent and Additional Rent provided elsewhere herein, Tenant shall be responsible for making direct payment of all costs incurred by Tenant in operating the Premises to the parties actually providing service to the Premises and the Property, including without limitation, all utility costs (including but not limited to water, sewer, gas, fuel, and electricity), and costs of trash removal and janitorial services. In addition, notwithstanding any provision of this lease to the contrary, maintenance and repair of special tenant areas, facilities, finishes and equipment (including, but not limited to, any special fire protection equipment, telecommunications and computer equipment, kitchen/galley/coffee equipment, air-conditioning equipment, freezer and refrigeration equipment, and any racking or conveyor system, and all other furniture, furnishings and equipment of Tenant installed by Tenant, and any Alteration (as hereinafter defined) made by Tenant, shall be the sole responsibility of Tenant. Moreover, Landlord shall have the right to require Tenant, at Tenants sole expense, to enter into reasonable and customary maintenance contracts with duly qualified contractors reasonably satisfactory to Landlord in all respects providing for good, workmanlike, first-class and prompt routine maintenance and repair of such areas, facilities, finishes, equipment and Alterations as may be designated by Landlord in its sole and absolute discretion. Tenant shall at all times maintain the Premises in a neat and clean manner, and shall place all trash in its dumpster.

     12.  ASSIGNMENT AND SUBLETTING.

          (a) Tenant shall not mortgage, pledge or encumber this Lease (herein sometimes collectively referred to as "Transfers") without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed.

          (b) Tenant shall have the right to assign this Lease or sublet all or any portion of the Premises throughout the Term, subject to Landlord's prior written consent and approval, which shall not be unreasonably withheld, conditioned, or delayed, provided, that Tenant remains fully liable for the performance of all terms and conditions of this Lease including but not limited to the payment of Base Rent and Additional Rent and that the assignee or subtenant agrees to be bound by all terms, conditions, and provisions of this Lease. If Tenant wants to assign, sublet or otherwise transfer all or part of the Premises 0r this Lease, then Tenant shall give Landlord written notice ("Tenant's Request Notice") of the identity of the proposed assignee or subtenant and its business, all terms of the proposed assignment or subletting, the commencement date of the proposed assignment or subletting (the "Proposed Sublease Commencement Date"), the area proposed to be assigned or sublet (the "Proposed Sublet Space") and such other information as Landlord may reasonably request, together with a processing fee of One Thousand Dollars ($1,000.00) payable to Landlord, which shall be earned by Landlord regardless of whether Landlord's written consent and approval is given. Tenant shall also transmit therewith the most recent financial statement or other evidence of financial responsibility of such assignee or subtenant and a certification executed by Tenant and such proposed assignee or subtenant stating whether any premium or other consideration is being paid for the proposed assignment or sublease. Any sublease, assignment or other transfer shall be effective on forms supplied or approved by Landlord. Tenant assigns to Landlord any sum due to Tenant from any assignee, subtenant or occupancy of Tenant as security for Tenant's performance of its obligations pursuant to this Lease, provided, however, that Tenant shall have the license to collect such rents prior to the occurrence of an monetary Event of Default by Tenant. Following a monetary Event of Default by Tenant, Tenant authorizes each such assignee, subtenant or occupant to pay such sum directly to Landlord if such assignee, subtenant or occupant receives written notice from Landlord specifying that such rent shall be paid directly to Landlord. Landlord's collection of such rent shall not be construed as an acceptance of such assignee, subtenant or occupant as a tenant nor a waiver of any default hereunder by Tenant. Notwithstanding anything in this Paragraph 12 to the contrary, provided no Event of Default exists under this Lease, Tenant may, without Landlord's consent, but after providing written notice to

Landlord, assign this Lease or sublet all or any portion of the Premises to any Related Entity (as hereinafter defined) provided that (i) in the event of an assignment, such Related Entity assumes in full all of Tenants obligations under this Lease; (ii) Landlord is provided with a counterpart of the fully executed agreement of assignment or sublease, which shall be in a form reasonably satisfactory to Landlord; (iii) to the extent Tenant remains in existence Tenant remains liable under the terms of this Lease; (iv) such Related Entity is not a governmental entity or agency; (v) such Related Entity's use requirement does not differ from the Permitted Use described in Paragraph 5 hereof; and (vi) such Related Entity does not require additional services other than those agreed to be provided by Landlord under the terms of this Lease. "Related Entity" shall be defined as (i) any parent company, subsidiary, or affiliate of Tenant, which controls, is controlled by, or is under common control with Tenant, and/or (ii) any entity into which Tenant shall be merged or consolidated, or which purchases substantially all of the assets of Tenant located at the Premises and assumes the liabilities of Tenant under this Lease and continues in the same business as that of Tenant, whose net worth is not less than One Hundred Million Dollars ($100,000,000.00). In addition, the restrictions on Transfers, subletting and assignment set forth in this Lease do not apply to the sale or transfer of Tenant's capital stock in connection with:
(i) the public offering of such stock; (ii) any transfer or sale of stock amongst those parties which hold stock in Tenant as of the date of this Lease;
(iii) issuance of stock to employees of Tenant in accordance with Tenant's Employee Stock Ownership Program, (iv) any sale of stock via private placement provided existing shareholders maintain at least fifty (50%) of the voting stock of Tenant, or (v) the reincorporation of Tenant in another state, which reincorporation does not result in a transfer of voting control of Tenant.

          (c)  Intentionally Omitted.

          (d) If Tenant proposes to assign this Lease other than in an assignment not requiring Landlord's consent, Landlord may, at its option, upon written notice to Tenant given within fifteen (15) calendar days after its receipt of Tenant's Request Notice, together with all other necessary information, elect to recapture the Premises and terminate this Lease. Landlord may thereafter, without limitation, lease the Premises to the proposed assignee without liability to Tenant. Upon any such termination, Landlord and Tenant shall have no further obligations or liabilities to each other under this Lease with respect to the Premises, except with respect to obligations or liabilities which accrue or have accrued hereunder as of the date of such termination (in the same manner as if the date of such termination were the date originally fixed for the expiration of the Term hereof).

          (e) If any sublease, assignment or other Transfer (whether by operation of law or otherwise) provides that the subtenant, assignee or other transferee (or any affiliate thereof) is to pay any amount in excess of the rent and other charges due under this Lease, then, whether such excess be in the form of an increased rental, lump sum payment, or any other form (and if the applicable space does not constitute the entire Premises, the amount and existence of such excess shall be determined on a prorata basis), Tenant shall pay to Landlord fifty per cent (50%) of such excess within ten (10) days, provided, however, that in the event of a sublease, such excess shall be reduced by the amount of market-rate brokerage commissions, reasonable attorneys fees, and reasonable costs of improvements to the Premises actually paid by Tenant, amortized on a straight line basis over the term of the Sublease. Landlord shall have the right to inspect and audit Tenant's books and records relating to any sublease, assignment or other transfer. In such event, Landlord shall be bound by the confidentiality provisions set forth in Exhibit F-2 hereof.

     13.  CASUALTY DAMAGE.

     If the adjacent parking area, Premises or the Building are totally damaged or destroyed thereby rendering the Premises totally untenantable, then Landlord shall repair and restore the adjacent parking area, Premises (except as hereinafter provided) and the Building together with the Tenant's Work and Alterations made by Tenant to substantially the same condition which they were in prior to such damage or destruction; provided, however, that if in Landlord's reasonable judgment such repair and restoration cannot be reasonably completed within two hundred seventy (270) days after the occurrence of such damage or destruction (taking into account the time needed for removal of debris, preparation of plans and issuance of all required governmental permits), then either Landlord or Tenant shall have the right, to terminate this Lease by giving written notice of termination to the other within forty-five (45) days after the occurrence of such damage or destruction. In addition, Tenant shall have the right to terminate this Lease upon written notice to Landlord if Landlord fails to complete the repair and restoration of the adjacent parking area, Premises, and/or the Building with sixty (60) days of notice from Tenant to Landlord issued no earlier than two hundred seventy (270) days after the occurrence of such damage or destruction.

     If the parking area, Premises or the Building are partially damaged or destroyed thereby rendering the Premises partially untenantable or not suitable for Tenant's conduct of business, then Landlord shall repair and restore the parking area, Premises (except as hereinafter provided) and the Building to substantially the same condition which they were in prior to such damage or destruction; provided, however, that if in Landlord's reasonable judgment such repair and restoration cannot be reasonably completed within one hundred eighty
(180) days after the occurrence of such damage or destruction (taking into account the time needed for, removal of debris, preparation of plans and issuance of all required governmental permits), then Tenant shall have the right, at its sole option, to terminate this Lease by giving written notice of termination within thirty (30) days after the occurrence of such damage or destruction.

     If the parking area, Premises or any part thereof are damaged or destroyed by fire or any other cause, Tenant, as soon as it reasonably becomes aware of such damage shall give prompt notice thereof to Landlord. If this Lease is terminated pursuant to this Paragraph, then Rent and all other amounts payable by Tenant hereunder shall be apportioned (based upon the portion of the Premises, if any, which is usable after such damage or destruction) and paid to the date of termination. If this Lease is not terminated as a result of such damage or destruction, then until such diligent repair and restoration of the Premises are substantially complete, Tenant shall be required to pay the Base Rent and additional rent only for the Portion of the Premises that is usable while such repair and restoration are being made, provided, however, that if such damage or destruction was caused by the act or omission of Tenant or any Invitee, then Tenant shall not be entitled to any such rent reduction. If this Lease is not terminated as a result of such damage or destruction, then Landlord shall bear the expenses of such diligent repair and restoration of the Premises and the Building; provided, however, that if such damage or destruction was caused by the act or omission of Tenant or any Invitee, then Tenant shall pay the amount by which such expenses exceed the insurance proceeds, if any, actually received by Landlord on account of such damage or destruction; and provided further, however, that in no event shall Landlord be required to repair or restore any work and materials not deemed by Landlord to be building standard work and materials, any Alteration previously made by Tenant or any of Tenants trade fixtures, furnishings, equipment or personal property, unless damaged or loss are due to Landlord's negligence or intentional acts or omissions. Notwithstanding anything herein to the contrary, Landlord shall have the right to terminate this Lease if zoning or other applicable laws or regulations do not permit such repair and restoration.

     14.  MAINTENANCE AND REPAIRS:

          (a) Subject to Tenants responsibilities set forth in Paragraph 14 (d), Landlord shall keep the Building and all machinery, equipment and fixtures attached to, or used in connection with the operation of the Building and Property, including all electrical, heating, mechanical, sanitary, sprinkler, utility, Power, plumbing, cleaning, refrigeration, ventilating, air conditioning and elevator systems and equipment (excluding, however, lines, improvements, systems and machinery for water, gas, steam and electricity owned and maintained by any public utility company or governmental agency or body and excluding also any of Tenants property) in good order and repair. Landlord shall develop, in consultation with Tenant, a program for maintenance of the Building and Property, including a budget therefor. Landlord shall meet with Tenant at commercially reasonable times, and upon commercially reasonable notice (but is not required to meet more often than twice annually), to secure Tenant's input into such program and budget. Landlord reserves the right of access to the Premises for the purposes of such operation, cleaning, maintenance, safety, security and repairs, and agrees that it shall use reasonable efforts (except in the case of emergency) to provide reasonable advance written notice to Tenant of its intent to enter the Premises for such purposes. The cost for maintaining the Building and Premises in good order and repair as contemplated by this paragraph 14 (a) shall be an Operating Cost for purposes of paragraph 11 hereof. There shall be no abatement in rents due and payable hereunder and no liability on the part of Landlord by reason of any inconvenience, annoyance or disruption arising from Landlord's making reasonable repairs, additions or improvements to the Building or Premises in accordance with its obligations hereunder. Tenant will not do or permit anything to be done in the Premises or the Building of which they form a part or bring or keep anything therein which shall in any way increase the rate of fire or other insurance for said Building, or on the property kept therein, or obstruct, or interfere with the rights of other tenants, or in any way injure or annoy them, or those having business with them, or conflict with them or conflict with the fire laws or regulations, or with any insurance policy upon said Building or any part thereof, or with any statutes, rules or regulations enacted or established by the appropriate governmental authority. If any increase in the rate of fire insurance or other insurance is stated by any insurance company or by any insurance rate bureau due to any activity or equipment of Tenant, such statement shall be conclusive evidence that the increase in such rate is caused by such activity or equipment, and Tenant shall be liable for such increase and shall reimburse Landlord therefor upon demand, and any such sum shall be considered Additional Rent payable hereunder.

          In the event Landlord elects to make substantial improvements or additions to the Building, Property or Premises, such improvements or additions shall not adversely affect Tenant's use of or access to the Premises unless Landlord has obtained the prior written consent of Tenant, which consent shall not be unreasonably withheld, to make such improvements or additions which affect Tenant's Premises in an adverse manner. Landlord shall be free to make improvements or additions to the Building, Property or Premises which do not have an adverse effect on Tenant's use of or access to the Premises.

          (b) Except as hereinafter expressly set forth Tenant will not make any alterations, installments, changes, replacements, additions or improvements, collectively "Alterations", in or to the Premises or any part thereof, without the prior written consent of Landlord, not to be unreasonably withheld or delayed. Any request to make alterations shall be in writing, and shall be accompanied by a space plan in detail sufficient to permit Landlord to evaluate its impact on the Building. Within seven (7) calendar days of its receipt of the Space Plan, Landlord shall have given its written consent to such plan, or shall have provided Tenant with a list of recommended changes. If a list of changes is provided, Tenant will address the changes and resubmit the plan to Landlord for approval. If Landlord fails to provide Tenant with its consent or recommended changes with seven (7) calendar days of its receipt of the request and Space Plan, such request and Space Plan shall be deemed to be approved. In the event Landlord elects to have the Alterations remain upon the Premises following the expiration of the Term, said written consent shall include Landlord's election. It is expressly understood that all Alterations shall be performed in a good and workmanlike manner and shall conform to all rules and regulations established from time to time by any applicable underwriter's association and conform to all requirements of local, state and federal governments. All Alterations shall be made at Tenants sole expense, by contractors, or subcontractors reasonably approved by Landlord, and only after (i) Tenant has obtained all necessary permits from governmental authorities and (ii) Tenant has submitted complete plans and specifications to Landlord with respect to the Alterations and Landlord has approved them. If any mechanic's lien is filed against the Premises or the Building for work or materials furnished to Tenant, the lien shall be discharged or bonded off by Tenant solely at Tenant's expense, within thirty
(30) days after Tenant receives
notice thereof. Tenant shall indemnify and hold harmless Landlord from any and all expenses (including attorney's fees), liens and claims or damage to persons, property, or the Building which may arise from the making of any Alterations. Tenant will deliver to Landlord a complete set of "as built" plans showing the approved Alterations. Notwithstanding anything to the contrary in this Paragraph 14, Tenant shall have the right to make interior decorative non-structural alterations to the Premises having an aggregate cost of less than $25,000 in any one (1) year period without the consent of Landlord.

          It is also expressly understood that all Alterations upon the Premises (whether with or without Landlord's consent), shall at the election of Landlord, as provided in the written consent required hereinabove, remain upon the Premises and be surrendered with the Premises at the expiration of this Lease without disturbance, molestation or injury. Notwithstanding the foregoing, provided (i) this Lease is in full force and effect, and (ii) there shall be no uncured Event of Default existing as of the time of such removal, Tenant shall have the right to remove, prior to the expiration or termination of this Lease, all movable furniture, fixtures or equipment installed in the Premises solely at Tenant's expense. Should Landlord elect that alterations, installments, changes, replacements, additions to or improvements made by Tenant are not to remain on the Premises, Tenant hereby agrees that within five (5) days following the expiration of the Term of this Lease, Landlord shall have the right to cause same to be removed at Tenant's sole cost and expense. Tenant hereby agrees to reimburse Landlord for the reasonable cost of such removal together with the cost of restoring the Premises to its original condition, reasonable wear and tear excepted.

      (c) Tenant shall not install any other equipment of any kind or nature whatsoever which will or may necessitate any changes, replacements or additions to or require the use of the water system, air conditioning system or the electrical system of the Premises without the prior written consent of the Landlord, which consent shall not be unreasonably withheld or delayed. In the event that Tenant wishes to install machinery or mechanical equipment which may cause noise or vibration to be transmitted to the structure of the Building or any space therein, such machinery shall be installed and maintained by Tenant, at Tenant's expense, on vibration eliminators or other devices sufficient to eliminate such noise and vibration. Tenant may, at its expense, install and remove additional equipment and machinery used or useful in Tenant's business, which equipment and machinery shall remain the property of Tenant and shall not become part of the real estate, provided that such installation shall not reduce the value of the Premises or its usefulness. Any equipment of Tenant not removed by Tenant within ten (10) days after the expiration or earlier termination of this Lease shall be considered abandoned by Tenant and may be appropriated, sold, destroyed or otherwise disposed of by Landlord without first giving notice thereof and without obligation to account therefor. Notwithstanding any other provision of this Lease, Tenant may not install any equipment which emits electromagnetic, microwave, ultrasonic, laser, or other radiation which Landlord determines causes a risk to persons or property, or interferes with telecommunications transmissions or computer use.

      (d) Subject to Landlord's obligations to maintain and repair the Premises in accordance with this Paragraph 14, Tenant agrees that it will take good care of the Premises and the fixtures therein and will, at the expiration or other termination of the Term hereof, surrender and deliver up the same in like good order and conditions as the same now is or shall be at the commencement of the Term hereof, ordinary wear and tear and damage by insured casualty excepted. Without limiting the generality of the foregoing, Tenant shall promptly make all repairs to the Premises or to any. part of the Building, to the extent such repairs are not covered by insurance and if such repairs are necessitated by any act or omission of Tenant, any subtenant, assignee or concessionaire of Tenant, any of its respective agents or employees, or by the failure of Tenant to Perform any of its obligations under this Lease. In addition, Tenant shall be solely responsible, at its expense, for maintaining the roof of the Premises in good condition, consistent with the manufacture's standards for maintenance, utilizing contractors reasonably designated or approved by Landlord. Landlord will use commercially reasonable efforts to assign or otherwise make available to Tenant any warranties obtained by

Landlord in connection with the roof, and will use commercially reasonable efforts to cooperate with Tenant in enforcing such warranties.

     15.  PARKING AND LOADING AREAS.

          (a) During the Term of this Lease, Tenant shall have, without charge, the right to utilize the Building's parking facilities, consisting of two hundred sixty five (265) parking spaces for passenger vehicles upon such non-financial terms and conditions as may from time to time be reasonably established by Landlord in writing. The location of such parking facilities is shown on Exhibit G. Landlord shall not grant unto any other tenant of TransDulles Centre the right to park vehicles in such parking facilities, and Landlord shall use commercially reasonable efforts to prohibit any such other tenant from parking vehicles in such parking facilities, but in no event shall Landlord have any obligation to impose any physical barrier to use of the parking area by parties other than Tenant, its employees, invitees, vendors, suppliers and contractors, or to tow vehicles from the parking area. Parking is specifically prohibited on the streets adjacent to the Building, including Glenn Drive, Sally Ride Drive, and Davis Drive. Tenant shall be responsible for monitoring and enforcing these restrictions with respect to the vehicles used by its employees, vendors, suppliers and contractors, and by parties visiting the Premises. It is understood and agreed that Landlord assumes no responsibility, and shall not be held liable, for any damage or loss to any automobiles parked in the parking facilities or to any personal property located therein, or for any injury sustained by any person in or about the parking facilities, or for and claim arising from the unauthorized use of the parking areas by any party other than Tenant, its employees, invitees, vendors, suppliers and contractors, regardless of the cause. The parking facilities and areas adjacent to the loading docks serving the Premises may not be used for storage or repair of vehicles.

          (b) During the Term of this Lease, Tenant shall have, without charge, the right to utilize the paved areas adjacent to the loading docks serving the Premises for shipping and receiving. Landlord shall not be liable to Tenant as a result of any inability of Tenant to access such docks due to the parking of vehicles in the vicinity of such loading docks, or otherwise. Truck parking shall be restricted to such loading docks, and, subject to applicable governmental restrictions, to the areas in the rear of the Building in the vicinity of such loading docks identified in Exhibit G as the truck Parking Area. Truck parking is specifically prohibited in the parking areas located in front of and on the sides of the Building designated for automobiles, and on the streets located adjacent to the Building, including Glenn Drive, Sally Ride Drive, and Davis Drive. Tenant shall be responsible for enforcing these restrictions with respect to trucks making pickups and deliveries at the Premises, or otherwise serving the Premises.

     16.  SIGNAGE

          Tenant shall be entitled to install, at its sole expense, one (1) building mounted exterior sign providing identification of Tenant, and/or one monument sign, subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed, as to location, design, color, lighting, and specifications, and to applicable Loudoun County regulations. Landlord shall not install, erect or maintain any signs on the interior or exterior of the Building or on the Property during the Term, except that unless this Lease shall have previously extended or renewed, Landlord may erect a "For Rent" sign during the last twelve (12) months of the Term; provided, however, that such sign shall not obstruct any sign of Tenant or interfere unreasonably with the conduct of Tenants business at the Premises.

     17.  TENANT'S EVENT OF DEFAULT.

          (a) Definition. As used in the provisions of this Lease, each of the following events shall constitute, and is hereinafter referred to as, an "Event of Default":

          (i) If Tenant (1) fails to pay Base Rent, Additional Rent or any other sum which Tenant is obligated to pay by any provision of this Lease, when and as it is due and payable hereunder and without demand therefor, or (2) in any material respect violates any of the terms, conditions or covenants set forth in the provisions of this Lease; or

         (ii) If Tenant (1) applies for or consents to the appointment of a receiver, trustee or liquidator of Tenant or of all or a substantial part of its assets, (2) files a voluntary petition in bankruptcy or admits in writing its inability to pay its debts as they come due, (3) makes an assignment for the benefit of its creditors, (4) files a petition or an answer seeking a reorganization or an arrangement with creditors, or seeks to take advantage of any insolvency, law, (5) performs any other act of bankruptcy, or (6) files an answer admitting the material allegations of a reorganization insolvency proceeding.

        (iii) If an order of relief or other order, judgement or decree is entered by any court of competent jurisdiction adjudicating Tenant as insolvent, or otherwise entitled to the protection of or subject to any bankruptcy statute, approving a petition seeking such a reorganization, or appointing a receiver, trustee or liquidator of Tenant or otherwise commence with respect to Tenant or any of its assets any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment, receivership or similar law, and if such order, judgement, decree or proceeding continues unstayed for more than sixty
(60) consecutive days after the expiration of any stay thereof.

     (b) Notice of Default; Cure Period. Anything contained in the provisions of this Paragraph to the contrary notwithstanding, no Event of Default Tenant shall not be deemed to have occurred, and Landlord shall not exercise any right or remedy which it holds under any provision of this Lease or under applicable law unless and until;

          (i) Landlord has given written notice ("Notice of Default") thereof to Tenant, and

         (ii) Tenant has failed, (1) if such Event of Default consists of the failure to pay money, within five (5) calendar days after issuance of the Notice of Default to pay all of such money, together with interest thereon and any late payment charge which may be due hereunder of five per cent (5%) levied on all monies due to Landlord in accordance with Paragraph 3(g) as of the date of issuance of the Notice of Default, or (2) if such Event of Default consists of something other than the failure to pay money, within thirty (30) calendar days after issuance of the Notice of Default to commence actively, diligently and in good faith to proceed to cure such Event of Default and to continue to do so until it is fully cured; provided however, if Tenant commence, to cure such default during such thirty (30) day period, and such default cannot be cured within such period despite diligent effort, Tenant shall be afforded such additional time as may reasonably required to affect a cure provided that Tenant continues to diligently pursue such cure.

        (iii) No such notice shall be required, and Tenant shall be entitled to no such grace period, (1) if Tenant has substantially terminated or is in the process of substantially terminating its continuous occupancy and use of the Premises for the purpose set forth in the provisions of Paragraph 5, or
(2) if any Event of Default enumerated in the provisions of Paragraphs 17(a)(ii) or 17(a)(iii) has occurred.

     (c) Landlord's Rights upon Event of Default. Upon the occurrence of an Event of Default, Landlord, at its option, may terminate this Lease, and with our without terminating this Lease, may pursue any and all other remedies available to it under the laws of the Commonwealth of Virginia, including, by way of example rather than of limitation, the rights to:

           (i) re-enter and repossess the Premises, with lawful force, and any and all improvements hereon and additions thereto;

          (ii) at Landlord's option, immediately recover an amount equal to the present: value (as of the date of Tenant's default) of the Base Rent and Additional Rent which would have become due through the date on which the Lease Term would have expired but for Tenants default, less such amounts as Tenant proves could reasonably have been avoided by Landlord through the exercise of commercially reasonable efforts to relet the Premises, which damages shall be payable to Landlord in a lump sum on demand. For purposes of this Section, present value shall be computed by discounting at a rate equal to one (1) whole per cent point above the "prime rate" then in effect at Morgan Guaranty Trust Company of New York, and collect such balance in any manner not inconsistent with applicable law; and/or

         (iii) relet any or all of the Premises for Tenant's account for any or all of the remainder of the Lease Term, or pay to Landlord any deficiency in the Rent and any other sum which Tenant is obligated to pay resulting, with respect to such remainder, from such reletting, as well as the out-of-pocket cost to Landlord of any reasonable fees relating to reletting of the Premises including but not limited to construction costs, brokerage fees, reasonable attorney's fees or of any repairs or other action (including those taken in exercising Landlord's rights under any provision of this Lease) taken by Landlord on account of such Event of Default.

     Landlord's rights and remedies set forth in this Lease are cumulative and in addition to Landlord's other rights and remedies at law or in equity, including those available as a result of any anticipatory breach of this Lease. Landlord's exercise of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. Landlord's delay or failure to exercise or enforce any of Landlord's rights or remedies or Tenant's obligations shall not constitute a waiver of any such rights, remedies or obligations. Landlord shall not be deemed to have waived any default unless such waiver expressly set forth in an instrument signed by Landlord. Any such waiver shall not be construed as a waiver of any covenant or condition except as to the specific circumstances described in such waiver. Neither Tenant's payment of an amount less than a sum due nor Tenant's endorsement or statement on any check or letter accompanying such payment shall be deemed an accord and satisfaction. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. Landlord may accept the same without prejudice to Landlord's right to recover the balance of such sum or to pursue other remedies, Re-entry and acceptance of keys shall not be considered an acceptance of a surrender of this Lease.

          (d) Right of Landlord to Cure Tenants Default. If Tenant defaults in the performance of any of its obligations under this Lease, then Landlord shall have the right (but not the duty) to perform such obligation, and Tenant shall reimburse Landlord for any costs and expenses thereby incurred, together with interest: thereon at that rate per annum which is two per cent (2%) greater than the "prime rate" then in effect at Morgan Guaranty Trust Company of New York, from the date such costs and expenses are incurred by Landlord to the date of payment thereof by Tenant; provided, however, that nothing herein contained shall be construed or implemented in such a manner as to allow Landlord to charge or receive interest in excess of the maximum legal rate then allowed by law. Such payment and interest shall constitute Additional Rent hereunder, which shall be due and payable with the next monthly installment of Rent; but the making of such payment or the taking of such action by Landlord shall not operate to cure such default or to stop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled.

          (e)  Intentionally omitted.

          (f) No Waiver. If Landlord institutes legal proceedings against Tenant as to any matter under this Lease and a compromise or settlement is made, Landlord shall not be deemed to have waived any rights under this Lease except as explicitly set forth in a written agreement signed by Landlord evidencing such compromise or settlement. No waiver by Landlord of any breach of any covenant, condition, or agreement in this Lease shall operate as a waiver of such covenant or condition itself or of any subsequent breach thereof. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installments of Rent herein stipulated shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying a check for payment of Rent be deemed an accord and satisfaction, and Landlord may accept such check prepayment without prejudice to Landlord's right to recover the balance of such Rent or to pursue any other remedy provided in the Lease. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of the Lease.

     18.  HOLDING OVER.

     Tenant acknowledges that it is extremely important that Landlord have substantial advance notice of the date on which Tenant will vacate the Premises, became Landlord will (a) require a substantial period to locate a replacement tenant, and (b) plan its entire leasing and renovation program for the Building in reliance on its lease expiration dates. Tenant also acknowledges that if Tenant fails to surrender the Premises at the expiration or earlier termination of the Lease Term, then it will be conclusively presumed that the value to Tenant of remaining in possession and the loss that will be suffered by Landlord as a result thereof, far exceed the Base Rent and Additional Rent that would have been payable had the Lease Term continued during such holdover period. Therefore, if Tenant (or anyone claiming through Tenant) does not immediately surrender the Premises or any portion thereof upon the expiration or earlier termination of the Lease Term, then the rent shall be increased to One Hundred Fifty percent (150%) of the Base Rent and Additional Rent that would have been payable pursuant to the provisions of this Lease if the Lease Term had continued such holdover period. Such rent shall be computed by Landlord on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated. Notwithstanding any other provision of this Lease, Landlord's acceptance of such rent shall not in any manner adversely affect Landlord's other rights and remedies, including Landlord's right to evict Tenant and to recover all damages. Any holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy From month-to-month; provided, however, that Landlord may, in addition to its other remedies, elect, in its sole discretion, to treat such holdover as the creation of a month-to-month tenancy with Tenant. In no event shall any holdover be deemed a permitted extension or renewal of the Lease Term, and nothing contained herein shall be construed to constitute Landlord's consent to any holdover or to give Tenant any right with respect thereto. Except as otherwise specifically provided in this Article, all terms of this Lease shall remain in full force and effect during the holdover period.

     19.  LANDLORD'S RIGHT OF ENTRY.

     Landlord and its agents shall be entitled to enter the Premises at any reasonable time, with reasonable prior notice (Landlord shall use commercially reasonable efforts to provide no less than twenty four (24) hours notice, which notice may be oral and provided to Tenant's on site facilities manager), except in emergency,

          (a)  To inspect the Premises;

          (b) To exhibit the Premises to any existing or prospective purchaser or mortgagee thereof or, during the last nine (9) months of the Term, any prospective tenant thereof, in which case Landlord shall use commercially reasonable efforts to provide Tenant with no less than forty-eight (48) hours notice (which notice may be oral and provided to Tenant's on site facilities manager), and shall use commercially reasonable efforts to inform Tenant of the identity and affiliation of the parties to whom the Premises shall be exhibited;

          (c) To make any reasonable and necessary alteration, improvement or repair to the Premises; or

          (d) For any other reasonable purpose relating to the operation or maintenance of the Premises; provided, that Landlord shall (i) give Tenant reasonable prior notice of its intention to enter the Premises, except in the case of emergency, and (ii) use reasonable efforts to avoid thereby interfering any more than is reasonably necessary with Tenants use and enjoyment thereof.

     20.  LIABILITY, TENANT'S INDEMNITY, INSURANCE.

          (a) (i) Landlord shall not be liable for, and Tenant shall indemnify and hold Landlord harmless from and against, any injury, loss or damage of whatever nature (including incidental and consequential damages) to any persons or property, arising within the Premises. Commencing with the date on which the Premises are made available to Tenant and continuing thereafter throughout the Lease Term, Tenant shall maintain, at its sole expense, (i) general comprehensive public liability insurance, including bodily injury, property damage or other loss, insuring Tenant, Landlord, Landlord's Lender, Landlord's Ground Lessor and Landlord's appointed agent with respect to the Premises and their appurtenances, in a company or companies reasonably satisfactory to Landlord, in an amount not less than Five Million Dollars ($5,000,000), (ii) all-risk property and casualty insurance, including theft, written at replacement cost value and with replacement cost endorsement, covering all of Tenant's personal property in the Premises, and (iii) if, and to the extent required by law, worker's compensation or similar insurance offering statutory coverage and containing statutory limits. All such insurance shall: (1) be issued by a company that is licensed to do business in the jurisdiction in which the Building is located, that has been approved in advance by Landlord and that has a rating equal to or exceeding A:XI from Best's Insurance Guide; (2) name Landlord, its managing agent (or its successor) and the holder of any Mortgage as additional insureds and/or loss payees as applicable (as their interests may appear), except that the liability insurance shall not name Landlord's Mortgage holder as an additional insured; (3) contain an endorsement that such insurance shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any person or entity prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord and its employees, affiliates, partners and agents from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by insurance carried or required to be carried under this Lease); (4) provide that the insurer waives all right of recovery by way of subrogation against Landlord, its partners, affiliates, agents and employees, (5) be acceptable in form and content to Landlord; (6) be primary and non-contributory; and (7) contain an endorsement prohibiting cancellation, failure to renew, reduction in amount of insurance or change of coverage (A) as to the interests of Landlord or the holder of the Mortgage by reason of any act or omission of Tenant, and (B) without the insurer's giving Landlord thirty (30) days' prior written notice of such action. No such policy shall contain any deductible provision except as otherwise approved in writing by Landlord, which approval shall not be unreasonably withheld. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance. Tenant shall deliver a certificate of all such insurance and receipts evidencing payment of the premium for such insurance (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord concurrently with Tenant's execution of this Lease and at least annually thereafter.

              (ii) Tenant shall require any contractor retained by it to perform any Alteration to carry and maintain at Tenant's or such contractor's expense (and furnish the policy, policies or certificates thereof to Landlord, Landlord's lender and Ground Lessor (provided Landlord has provided Tenant with the names and addresses of such lender and ground lessor, if any) during such times as contractor is working in the Premises, (i) comprehensive general liability insurance policy, including, but not limited to, contractor's liability coverage, contractual liability coverage, complete operations coverage, broad form property damage endorsement and contractor's protective liability coverage, to afford protection with limits per person and for each occurrence, of not less than One Million ($1,000,000), combined single limit, with respect to Personal injury and death and property damage, such insurance to provide for no deductible, to name Landlord, Landlord's lender and Ground Lessor as additional insureds and (ii) worker's compensation insurance or similar insurance in form and amounts as required by law.

                (iii) Landlord shall maintain insurance coverage for the Building, the cost of such insurance shall be an Operating Cost for purposes of paragraph 11 hereof, in such amounts and with such carriers and providing such coverages as Landlord shall deem to be reasonable and necessary from time to time for comparable buildings in the Sterling, Virginia area, including (a) fire insurance, with standard extended coverage endorsement including demolition costs, increased costs of construction, and contingent liability from changes in building codes on the Premises, in an amount not less than the full replacement value from time to time of the Premises; (b) flood insurance in an amount Landlord may from time to time reasonably require, if the Premises are located in an area designated as "flood prone" pursuant to the national Flood Insurance Act of 1968 and the Flood Disaster Protection Act; (c) general comprehensive public liability insurance, including bodily injury, property damage or other loss; and (d) such other insurance as Landlord may require against such other insurable hazards which at the time are customary and prudent under the circumstances.

          (b) All damages to the Premises or the Building of which they are a part, caused by Tenant, or the agents, servants, employees and invitees of Tenant, will be repaired by Landlord at the expense of Tenant, to the extent not covered by insurance proceeds, with the right on the part of Landlord to elect in its discretion to regard the same as Additional Rent, in which event such cost or charge shall become Additional Rent payable with the installment of Base Rent next becoming due or thereafter falling due under the terms of this Lease. This provision shall be construed as an additional remedy granted to Landlord and not in limitation of any other rights and remedies which Landlord has or may have in said circumstances.

          (c) Without limiting the scope of the provisions of paragraph 18(a)(i), all Personal property of Tenant in the Premises or in the Building of which the Premises is a part shall be at the sole risk of Tenant. Landlord shall not be liable for any accident to or damage to the property of Tenant (nor for any incidental or consequential damages) resulting from the use or operation of the heating, cooling, electrical or plumbing apparatus or any other cause whatsoever. Landlord shall not be liable in damages, nor shall this Lease be affected, for conditions arising or resulting, and which may affect the Building of which the Premises is a part, due to construction on contiguous premises unless such construction renders the Premises untenantable or impractical for use for Tenant's purposes.

          (d) Without limiting the scope of the provisions of paragraph 18(a)(i), Landlord assumes no liability or responsibility whatsoever to the conduct and operations of the business to be conducted in the Premises. Landlord shall not be liable for any accident to or injury to any person or Persons or property in or about the Premises which are caused by the conduct and operation of said business or by virtue of equipment or property of Tenant in said Premises.

          (e) Without limiting the scope of the provisions of paragraph 18(a)(i), Landlord shall have no liability to Tenant, its employees, agents, invitees, licensees, customers, clients, family members or guests for any damage, compensation or claim (specifically including any incidental or consequential damages) arising from the repair by Landlord of any portion of the Premises or the Building, any interruption in the use of the Premises, accident or damage resulting from the use or operation (by Landlord, Tenant or any other person) of heating, cooling, electrical or plumbing equipment or apparatus, or from untenantability of the Premises resulting from fire or other casualty subject to Paragraph 13, or from any robbery, theft, mysterious disappearance and/or any other casualty, or from any leakage in any part or portion of the Premises or the Building, or from water, rain or snow that may leak into or flow from any part of the Premises, or from drains, pipes or plumbing work in the Building, or from any other cause whatsoever. The employees of Landlord are prohibited from receiving any packages or other articles delivered to the Premises for Tenant, and if any such employee receives any such package or article, at the request of Tenant, such employee shall be the agent of Tenant for such purposes and not of Landlord.

     21.  WAIVER OF SUBROGATION.

     If either party hereto is paid or indemnified by any proceeds under any policy of insurance naming such party as an insured (or would have been paid or indemnified by such proceeds if it had maintained all of the insurance coverages it is required under this Lease to maintain), on account of any loss, damage or liability, then such party hereby releases the other party hereto from any and all liability for such loss, damage or liability, notwithstanding that such loss, damage or liability, may arise out of the negligent act or omission of the other party, its agents or employees.

     22.  EMINENT DOMAIN.

          (a) If any or all of the Premises or parking spaces are taken by the exercise of any power of eminent domain or are conveyed to or at the direction of any governmental entity under a threat of any such taking (each of which is hereinafter referred to as a "Condemnation"), Landlord, subject to subparagraph
(c) below shall be entitled to collect from the condemning authority thereunder the entire amount of any award made in any such proceeding or as consideration for such deed, without deduction therefrom for any leasehold or other estate held by Tenant by virtue of this Lease.

          (b) Tenant, subject to subparagraph (c) below, hereby (i) assigns to Landlord all of Tenant's right, title and interest, if any, in and to any such award, (ii) waives any right which it may otherwise have in connection with such Condemnation, against Landlord, and (iii) agrees to execute any and all further documents which may be required in order to facilitate the Landlord's collection of any and all such awards.

          (c) Notwithstanding the foregoing provisions of this Paragraph, if there is a Condemnation, Tenant may, to the extent permitted by law, appear, claim, prove and receive in the Condemnation proceeding (a) the unamortized value over the Term of Tenant's property and its improvements and alterations to the Premises and Building (but only to the extent that such value exceeds the unamortized portion of the Tenant Work Allowance described in Exhibit D), provided the same shall have been installed by or at Tenant's expense but regardless of whether Tenant's property or the improvements and alterations might be considered by law or otherwise as a part of the Premises or Building or shall be or become Landlord's property under the provisions of this Lease, (b) the value of Tenant's trade fixtures, equipment, and personal property that are damaged, destroyed or taken hereunder, (c) the cost of relocation, (d) special awards or allowances paid to tenants when their rental space is taken by eminent domain, and (e) value of the leasehold of which it is deprived for the remainder of the Term.

     23.  EFFECT OF CONDEMNATION.

          (a) If (i) all of the Premises or parking areas are covered by a Condemnation, or (ii) if any part of the Premises is covered by a Condemnation and the remainder thereof is insufficient for the reasonable operation therein of Tenants business, or (iii) any of the Building is covered by a Condemnation and, in

Landlord's reasonable opinion, reasonably concurred in by Tenant, it would be impractical to restore the remainder thereof, then, in any such event, the Term shall terminate on the date upon which possession of so much of the Premises as is covered by such Condemnation is taken by the condemning authority thereunder, and all Rent (including, by way of example rather than of limitation, any Operating Costs payable pursuant to the provisions of Paragraph 11), taxes, and other charges payable hereunder shall be prorated and paid to such date.

          (b) If there is a Condemnation and the Term does not terminate pursuant to the foregoing provisions of this Paragraph, the operation and effect of this Lease shall be unaffected by such Condemnation, except that the Base Rent payable under the provisions of Paragraph 3 shall be reduced in proportion to the square footage, if any, of the Premises covered by such Condemnation, and Tenant shall be required to pay Base Rent and additional rent only for the portion of the Premises that is usable while repair and restoration, if any, are being made.

          (c) Except as expressly provided in Paragraph 23 (b) above, If there is a Condemnation, Landlord shall have no liability to Tenant on account of any
(i) interruption of Tenant's business upon the Premises, (ii) diminution in Tenant's ability to use the Premises, or (iii) other injury or damage sustained by Tenant as a result of such Condemnation.

          (d) Except as provided in Paragraph 22(c), Landlord shall be entitled to conduct any such condemnation proceeding and any settlement thereof free of interference from Tenant, and Tenant hereby waives any right which it might otherwise have to participate therein.

     24.  MECHANICS AND MATERIALMEN'S LIENS.

     Excluding labor or materials provided in connection with the construction of the Building by Landlord, Tenant shall bond, remove or have removed any mechanic's, materialmen's or other lien filed or claimed against any or all of the Premises, by reason of labor or materials provided for or at the request of Tenant of any of its contractors or subcontractors within thirty (30) days of notice of filing said lien.

     25.  QUIET ENJOYMENT.

     Landlord hereby covenants that Tenant, on paying the Rent and performing the covenants set forth herein, shall without interference from Landlord peaceably and quietly hold and enjoy, throughout the Term, (i) the Premises, and
(ii) such rights as Tenant may hold hereunder with respect to the Premises.

     26.  SURRENDER.

          (a) Upon the expiration or earlier termination of the Term, Tenant shall surrender the Premises to Landlord in good order, cleanliness and repair, ordinary wear and tear and damages from insured casualty excepted.

          (b) Subject to Paragraph 14(c) hereof, any and all improvements, repairs, alterations and all other property attached to, used in connection with or otherwise installed upon the Premises (i) shall, immediately upon the completion of the installation thereof, be and become Landlord's property without payment therefor by Landlord, and (ii) shall be surrendered to Landlord upon the expiration or earlier termination of the Term, except that any machinery, equipment or fixtures installed by Tenant and used in the conduct of Tenant's trade or business (rather than to service the Premises) shall remain Tenant's property and shall be removed by Tenant within five (5) days after the expiration or earlier termination of the Term, and

Tenant shall promptly and thereafter fully restore any of the Premises or the Building damaged by such installation or removal thereof.

     27.  SUBORDINATION.

     This Lease is subject and. subordinate to all ground or underlying leases and to all mortgages and/or deeds of trust which may now or hereafter affect such leases or the real property, of which the Premises form part,(the "Mortgage") and to all renewals, modifications, consolidations, re-castings, replacements and extensions thereof. In confirmation of the foregoing subordination, Tenant shall at Landlord's request promptly execute any requisite or appropriate document. So long as Tenant receives the Mortgage holder's agreement not to disturb Tenant and to perform all of Landlord's obligations hereunder upon Foreclosure, Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or Tenant's obligations in the event any such Foreclosure proceeding is prosecuted or completed or in the event the Land, the Building or Landlord's interest therein is sold at a foreclosure sale or by deed in lieu of foreclosure. If this Lease is not extinguished upon such sale or by the purchaser following such sale, then, at the request of such purchaser, Tenant shall attorn to such purchaser and shall recognize such purchaser as the landlord under this Lease, if such purchaser shall recognize this Lease, and perform all of Landlord's obligations hereunder from and after the date of purchaser's acquisition of the Property. Upon such attornment such purchaser shall not be (a) bound by any payment of the Base Rent or additional rent more than one (1) month in advance, (b) bound by any amendment of this Lease made without the consent of the holder of the Mortgage existing as of the date of such amendment, (c) liable for damages for any breach, act or omission of any prior landlord, or (d) subject to any offset or defenses which Tenant might have against any prior landlord. Within fifteen
(15) days after receipt, Tenant shall execute, acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment, in form and substance reasonably acceptable to Tenant, in consideration of Tenant's receipt of the attorned party's agreement to recognize this Lease and perform all of Landlord's obligations hereunder from and after the date of purchaser's acquisition of the Property.

     28.  ESTOPPEL CERTIFICATE.

     Landlord and Tenant agree from time to time, upon not less than fifteen
(15) days' prior written notice by the other party, to execute, acknowledge and deliver to such party or to any existing or prospective owner or mortgagee of the Building or land upon which such Building has been built, or any interest in either, a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, stating the modifications and that the Lease is in full force and effect as modified), (ii) stating the dates to which the Rent and any other charges hereunder have been paid by Tenant, (iii) stating whether or not, to the knowledge of such party, the other party is in default in the performance of any covenant, agreement or condition contained in this Lease, and if so, specifying each such default of which such party may have knowledge, (iv) stating that Tenant shall give notice to any mortgagee prior to seeking to terminate the Lease by reason of any act or omission of Landlord until such mortgagee has reasonable time, at its option, to remedy such act or omission, and (v) stating the address to which notices to Tenant, or Landlord, as the case may be, should be sent. Any such statement may be relied upon by any existing or prospective owner or mortgagee of the Building or aforesaid land or any interest in either or any assignee of any such person.

     29.  NOTICE.

     Any notice, demand, consent, approval request or other communication or document to be provided hereunder to a party hereto, shall be in writing and shall be deemed to have been provided (i) three (3) days after being sent by certified or registered mail, return receipt requested, in the United States mail, or (ii) the next business day after delivery to a reputable commercial courier for next day delivery. Any and all notices or other communications to Landlord and Tenant shall be given as follows:

     Landlord:      TransDulles Center, Inc.
                    c/o The Mark Winkler Company
                    4900 Seminary Road, Suite 900
                    Alexandria, Virginia 22311
                    Attn: Michael D. Lynch, President

     Copy to:       TransDulles Center, Inc.
                    c/o J.P. Morgan Investment Management, Inc.
                    522 Fifth Avenue at 44th Street
                    New York, New York 10036

     Tenant:        HomeGrocer.com, Inc.
                    10230 N.E. Points Drive, Suite 300
                    Kirkland, WA 98033
                    Attn: Vice President of Operations

     Copy to:       HomeGrocer.com, Inc.
                    10230 N.E. Points Drive, Suite 300
                    Kirkland, WA 98033
                    Attn: Legal Department

Either party may hereafter designate a new address for notice purposes, by giving notice as provided hereunder.

     30.  GENERAL.

          (a) Complete Understanding. This Lease, including without limitation, all Exhibits attached hereto, represents the complete understanding between the parties hereto as to the subject matter hereof, and supersedes all prior negotiations, representations, warranties, statements or agreements, either written or oral, between the parties hereto as to the same.

          (b) Amendment. This Lease may be amended by and only by an instrument executed and delivered by each party hereto.

          (c) Applicable Law. This Lease shall be given effect and construed by application of the laws of the Commonwealth of Virginia.

          (d)  Time of Essence. Time shall be of the essence of this Lease.

          (e) Headings. The headings of the Paragraphs and subparagraphs hereof are provided herein for and only for convenience or reference, and shall not be considered in construing their contents.

          (f) Exhibits. Each writing or plat referred to herein as being attached hereto as an exhibit or otherwise designated herein as an exhibit hereto is hereby made a part hereof.

          (g) Severability. No determination by any court, governmental body or otherwise that any provision of this Lease or any amendment hereof is invalid or unenforceable in any instance shall affect the validity of enforceability of (a) any other provision thereof, or (b) such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

          (h) Definition of "Landlord". As used herein, the term "Landlord" means the entity hereinabove named as such, and its successors and assigns.

          (i) Definition of "Tenant". As used herein, the term "Tenant" means the entity hereinabove named as such, and its successors and assigns, each of whom shall have the same obligations, liabilities, rights and privileges as it would have possessed had it originally executed this Lease, except that no such right or privilege granted to Tenant hereunder shall inure to the benefit of any assignee of Tenant, immediate or remote, unless the assignment to such assignee is made in accordance with the provisions of Paragraph 12. Whenever two or more persons constitute Tenant, all such persons shall be jointly and severally liable for the performance of Tenant's obligations hereunder.

          (j)  Successors.    It is agreed that all/rights, remedies and
liabilities herein given to or imposed upon either of the parties hereto, shall extend to their respective heirs, executors, administrators, successors and assigns.

          (k) Landlord's Authority. Landlord warrants that it is the owner of the Building and Premises and has the full right and authority to make this Lease. Tenant hereby accepts this Lease.

          (l) Force Majeure. In the event that Landlord or Tenant shall be delayed, or hindered, or prevented from the performance of any act required hereunder (except for the payment of monies), by reason of government restrictions, scarcity of labor or materials, or for other reasons beyond its reasonable control, the performance of such act shall be excused for the period of delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

          (m) Recordation. The parties agree to execute a short form of this Lease, which may, at Landlord's or Tenant's option, be recorded among the land records of the jurisdiction where the Premises are located. The expense thereof shall be borne by the party requesting recordation.

          (n) Tenant's Corporate Authority. Tenant hereby warrants and represents that each individual executing this Lease on behalf of Tenant is duly authorized to execute and deliver this Lease and that Tenant is a duly organized corporation under the laws of the State of its incorporation, is qualified to do business in the Commonwealth of Virginia, and has the Power and authority to enter into this Lease, and that all corporate action requisite to authorize Tenant to enter into this Lease has been duly taken.

          (o) Commission. Landlord and Tenant warrant that they have not had any dealings with any realtor, broker or agent in connection with the negotiation of this Lease, except for The Mark Winkler Company and Cushman & Wakefield ("Brokers") whose commissions shall be paid for by Landlord pursuant to the terms of a separate agreement between Landlord and the Brokers. Should any claim for a commission be established by any other broker or agent, the parties hereby expressly agree to hold one another harmless with respect thereto to the extent that one or the other is shown to have been responsible for the creation of such claim.

          (p) No Representations By Landlord. Tenant acknowledges that neither Landlord or any broker, agent or employee of Landlord has made any representations or promises with respect to the Premises or the Building except as herein expressly set forth, and no rights, privileges, assessments or licenses are acquired by Tenant except as herein expressly provided

          (q) Authority of Landlord. Landlord hereby represents and warrants that it is a corporation duly organized and in good standing under the laws of the Commonwealth of Virginia, that each individual or entity executing this Lease on behalf of Landlord is authorized to do so, and that all action necessary to authorize Landlord to enter into this Lease has been duly taken.

          (r) Third-Party Consents. Landlord hereby represents and warrants that (i) the execution and delivery of this Lease by Landlord, and the performance of Landlord's obligations hereunder, do not conflict with or result in any breach under the terms of any agreement to which Landlord is a party or by which Landlord or the Premises is bound and (ii) all consents of any third parties, including without limitation any ground lessor or mortgagee of the Premises, required in connection with the execution and delivery of this Lease have been obtained by Landlord, and Landlord shall furnish evidence of such consents to Tenant upon Tenant's written request therefor.

          (s) Litigation. The prevailing party shall recover all reasonable attorney's fees and costs incurred by or on behalf of such prevailing party if
(a) either party institutes litigation for a breach of the terms and conditions of this Lease, (b) either party institutes litigation for possession of the Premises, (c) either party is made party to litigation instituted by a third party relating to Premises. Such attorney's fees and costs may be levied against the party whose conduct necessitated the use of an attorney whether or not litigation is prosecuted to judgment.

          (t) Assignment by Landlord. Landlord may freely assign its interest hereunder. The term "Landlord" as used herein shall be deemed to be related only to a person or entity during the time of his or its ownership of Landlords interest in this Lease.

          (u) WAIVER OF JURY TRIAL. LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH LANDLORD-TENANT RELATIONSHIP, TENANTS USE OR OCCUPANCY OF THE PREMISES OR ANY CLAIM OF INJURY OR DAMAGE RELATING TO THIS LEASE. Landlord and Tenant and all Guarantors waive any objection to the venue of any action filed in any court situated in the jurisdiction in which the Building is located and waive any right under the doctrine of forum non conveniens or otherwise to transfer any such action filed in any such court to any other court.

     31.  ROOFTOP INSTALLATIONS.

     For no additional consideration, Landlord hereby grants to Tenant an irrevocable license to install and maintain, during the Term, at locations on the roof of the Building (the "Roof") to be determined by Landlord and Tenant in their reasonable discretion, (i) up to three (3) satellite or microwave dishes (the "Antennae"), (ii) refrigeration equipment, and (iii) heating, ventilating and air conditioning equipment, (individually and collectively the "Rooftop Installations"), subject to the terms and conditions of this Lease and the following specific conditions:

          (a) Tenant shall bear all costs and expenses associated with the installation of the Rooftop Installations (including but not limited to any and all costs of design and permitting, and any and all costs associated with structural changes to the Roof necessary to bear the increased loads associated with the Rooftop Installations), and Tenant shall be responsible for, and shall bear all costs and expenses associated with, the operation and maintenance thereof. Tenant understands and acknowledges that Landlord shall not be responsible for the operation and maintenance of any such Rooftop Installations.

          (b) The plans and specifications for the Rooftop Installations, including the manner of their attachment to the Roof, the structural analysis of the ability of the Roof to bear the loads associated with them, their location, and the nature and location of any roof penetrations and conduit, shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall install the Rooftop Installations in a good and safe manner in accordance with the terms and conditions of this Lease, by a contractor reasonably approved by Landlord. Tenant shall provide reasonable notice to Landlord of the time and date upon which it desires to install such Rooftop Installations. A representative of Landlord and Landlord's roofing contractor shall, at Landlord's election, be present at the installation of the Rooftop Installations in order to approve the methods of installation and performance thereof; the reasonable and actual out-of-pocket cost of the attendance of such representative and contractor shall be borne by Tenant.

          (c) Tenant shall have the responsibility to secure all necessary approvals relating to the installation and operation of the Rooftop Installations from state, federal and other governmental authorities. Further, Tenant shall construct, operate and maintain such facilities in accordance with all applicable laws, ordinances, rules and regulations and in compliance with the reasonable requirements of the insurers of the Building.

          (d) Tenant shall be responsible for the cost of repairs required to the Building arising out of the construction, installation, operation, maintenance, repair, replacement or removal of the Rooftop Installations and related equipment and, in reasonable consultation with Landlord, shall take commercially reasonable steps to minimize wear and tear on the roof, including the use of walking pads. In furtherance thereof, Tenant agrees to indemnify, defend and hold Landlord harmless from an against any and all such costs or expenses (including reasonable attorneys fees) incurred by Landlord as a result of the acts, omissions or negligence of Tenant and its agents and contractors in the construction, installation, operation, maintenance, repair, replacement or removal of the Rooftop Installations and related equipment, including all cable, wires and transformers related thereto.

          (e) Tenant warrants that its Antennae will not cause measurable interference with the radio signals of any transmitting or receiving equipment installed at TransDulles Centre as of the date of installation by Tenant of its Antennae; Tenant shall, at its sole expense, within twenty four (24) hours of notice from Landlord, take whatever steps are necessary to eliminate such interference. Similarly, from and after the date of execution of this Lease, Landlord shall not use, nor shall Landlord permit its lessees, licensees, employees, invitees or agents to use, any portion of TransDulles Centre, including the roof of the Building, in any way which results in measurable interference with the operations of Antennae or other Rooftop Installations. Landlord, after prior written notice, shall have the right to require Tenant to relocate or temporarily move any of the Antennae in order to reasonably accommodate, at Landlord's sole cost, Landlord, any other tenant of TransDulles Centre, or any other user of the roof.

          (f) Tenant represents and warrants that the Antennae do and will not emit levels of electromagnetic, microwave, or other radiation in excess of any health-related standards now or hereafter established by any law or regulation. In furtherance hereof Tenant agrees to indemnify, defend and hold Landlord harmless from an against any and all such claims, losses, damages, costs or expenses (including reasonable attorneys fees) incurred by Landlord as a result of a claim by anyone that the Antennae, and the emissions therefrom, are in any way harmful to human health.

          (g) Landlord shall have no responsibility to insure or maintain the Rooftop Installations, and Tenant, at its sole cost and expense, shall be responsible for maintaining such insurance coverage with regard thereto as may be reasonably required by Landlord. Both Tenant and Landlord should be reflected as named insurers. Tenant shall be solely responsible for any damage or destruction to the Rooftop Installations, regardless of the cause.

          (h) Tenant acknowledges that as part of the installation of the Rooftop Installations, Landlord may require Tenant to install screening reasonably acceptable to Landlord in order to conceal the Rooftop Installations.

          (i) Tenant shall pay all taxes of any kind or nature whatsoever levied upon the Rooftop Installations and all licensing fees, franchise fees and other taxes, expenses and other costs of any nature whatsoever relating to the construction, ownership, maintenance and operation of the Rooftop Installations.

          (j) Upon the expiration of the Term, or earlier termination of this Lease, Tenant shall be responsible for removing the Rooftop Installations and any associated equipment from their location on the roof, restoring the roof to the condition in which it existed prior to the installation of the Rooftop Installations (including complete repair of any roof penetrations and removal of conduit), ordinary wear and tear (determined without consideration oft he presence of the Rooftop Installations) and insured casualty damage excepted, and repairing any damage caused by the presence and removal of the Rooftop Installations and associated equipment.

     32.  LANDLORD'S OBLIGATIONS.

          (a) If Landlord fails within fifteen (15) days after notice from Tenant (i) to discharge any of its obligations imposed by a mortgage that is superior to this Lease, or (ii) to pay any real estate taxes or assessments imposed upon the Property, then Tenant may (but is not required to) discharge such obligations, or pay such taxes, as the case may be, and may recover the same from Landlord, together with interest thereon at the legal rate from the date of payment to the date of recovery from Landlord.

          (b) If Landlord fails to commence and diligently pursue any necessary repairs to the Property or Premises within thirty (30) days after notice from Tenant of the need for such repairs, and if the necessary repairs are of a nature that the costs thereof are properly borne by Tenant under the provisions of this triple net Lease, Tenant may (but is not required to) make such repairs at its sole expense, and may not recover from Landlord the costs of such repairs, it being understood by the parties that the obligation for payment of the cost of such repairs is Tenant's responsibility under the provisions of this Lease.

          (c) If Landlord fails to commence and diligently pursue any necessary repairs to the Property or Premises within thirty (30) days of notice from Tenant of the need for such repairs, and if the necessary repairs are to the structure of the Building, the costs of which are properly borne by Landlord under this Lease, and if Landlord fails to commence and diligently pursue such repairs within ten (10) days of a second notice from Tenant of the need for such repairs, Tenant may (but is not required to) make such repairs, and may recover the reasonable direct costs incurred by Tenant in connection with such repairs, together with interest thereon at the legal rate from the date of payment to the date of recovery from Landlord.

          (d) Notwithstanding any other provision of this Lease or of applicable law, Tenant may not deduct from Rent payable hereunder any amount claimed due from Landlord hereunder. Tenant's sole remedy shall be to institute an action in a court of competent jurisdiction to obtain a judgement against Landlord. If Tenant or any Invitee is awarded a money judgement against Landlord, then recourse for satisfaction of such judgement shall be limited to execution against Landlord's estate and interest in the Building and the Land, which interest shall be deemed to include the rent payments due under this Lease. No other asset of Landlord, any partner, director or officer of Landlord (collectively, "Officer") or any other person or entity shall be available to satisfy or subject to such judgment, nor shall any Officer or other person or entity have personal liability for satisfaction of any claim or judgment against Landlord or any Officer.

IN WITNESS WHEREOF, each party hereto has executed and ensealed this Lease, or has caused it to be executed and ensealed on its behalf by its duly authorized representatives, the day and year first above written.


ATTEST:                       LANDLORD:             TRANSDULLES CENTER, INC.


[ILLEGIBLE]                   By:    /s/ Douglas Lawrence           (Seal)
------------------------             ------------------------------

                              Name:  Douglas Lawrence
                                     ------------------------------
                              Title:     V.P.
                                     ------------------------------

ATTEST:    TENANT:               HOMEGROCER.COM, INC.

/s/ Ursula M. Lazo            By: /s/ C.J. Karaffa                 (Seal)
------------------------          ---------------------------------

                              Name:  C.J. Karaffa
                                     ------------------------------

                              Title: Sr. V.P. Operations
                                     ------------------------------

                                  EXHIBIT A-1
                               BUILDING FOOTPRINT

                               Plan appears here

                                 [LETTERHEAD]

[LOGO]

                                  EXHIBIT A-2
                           LOT 49A-TRANSDULLES CENTRE

                       [Bowers & Associates Letterhead]


                          METES & BOUNDS DESCRIPTION
                                    LOT 49A
                                 SECTION FIVE
                         USS INDUSTRIAL PARK-STERLING
                                 PROPERTY OF:
                           TRANSDULLES CENTER, INC.
                           DULLES ELECTION DISTRICT
                           LOUDOUN COUNTY, VIRGINIA

BEING all of Lot 49A, Section Five, USS Industrial Park-Sterling as the same is shown on that certain Boundary Line Adjustment (BLA) Plat entitled "Boundary Line Adjustment & Consolidation/Vacation, Lots 49 & 50 - Section Five, USS Industrial Park-Sterling and Lots 51A & 52A- Section Five, Industrial Park-Sterling" as recorded in deed book (DB) 1670 at page (PG) 706 and being part of the land conveyed by Deed of Confirmation Following Merger recorded in DB 1556, PG 1717 (original deed of conveyance having been in the name of TransDulles Land Company and recorded in DB 971, PG 1408) and all of the land conveyed by Special Warranty Deed recorded in DB 1544, PG 2374, all among the land records of Loudoun County, Virginia.

BEGINNING at a point in the southerly right of way (R/W) line of Glenn Drive, a 60' R/W (DB 903, PG 483), said point being S 14(degrees)15'15" W, 0.20' from an iron pipe found (IPF) as shown on said BLA, said point also being in the line of or a comer to Lot 48A, Willow Pond Condominium Office Park (DB 1036, PG 310) and the northwesterly corner of the herein described Lot 49A:

Thence departing said Willow Pond Condominium Office Park and running with said southerly R/W line of Glenn Drive and with Lot 49A;

S 75(degrees)46'22" E, 419.66' to an iron pipe set (IPS),

540.67' along the arc of a curve to the left with a radius of 848.51' and a chord bearing N 85(degrees)58'23" E, 531.57' to a PK nail set, said PK nail being a corner to Lot 56A, Section Five, USS Industrial Park-Sterling CDB 1024, PG 1247),

Thence departing the southerly R/W line of Glenn Drive and running with said Lot 56A;

S 22(degrees)19'12" E, 208.37' to an IPS, said iron pipe being adjacent, or in the line of, or a comer to Tax Map 94, Parcel 53 (property of Tung Hong Shoung, et al as recorded in DB 1136, PG 1620),

Thence departing Lot 56A and running with or adjacent to said Tax Map 94, Parcel 53 and generally along or adjacent to a stone wall;

S 33(degrees)33', 19" W, 903.67' to an IPS adjacent to Lot 6A, Commonwealth Center (DB 828, PG 653), having departed along the way (running with or adjacent to) Tax Map 94, Parcel 53 and the stone wall, and running thereafter adjacent to said Lot 6A,

Thence continuing to run adjacent to Lot 6A (for part of the way) and Lot 5, Commonwealth Center (thereafter);

N 55(degrees)28'28" W, 799.39' to an IPF, said iron pipe being a corner to the aforementioned Willow Pond Condominium Office Park,

Thence no longer running adjacent to said Lot 5 and running with Willow Pond Condominium Office Park;

N 14(degrees)15'15" E, 576.31' to the POINT OF BEGINNING, containing 700,847 square feet or 16.0892 acres of land more or less.

                                  EXHIBIT A-3
                               TRANSDULLES CENTRE

                                 [SITE PLAN]

EXHIBIT A-4
STANDARD OF MEASUREMENT


                [LETTERHEAD OF ARCHITECTURE, INC. APPEARS HERE]


February 4, 2000

Mr. Peter S. Scholz
Vice President - Asset Management
The Mark Winkler Company
4900 Seminary Road
Alexandria, VA 22311

Re: Square Footage Calculations for TransDulles Centre - Building 14

Dear Peter,

As discussed, Architecture, Inc. calculated the square footage for this building by measuring from the centerline of the structural portion of the exterior wall inward. The (structural) exterior walls of the building are tilt-up concrete panels with a thickness of eight inches (8"). The calculated square footage includes the building sprinkler and electric rooms as well as all recessed entries.

The method of square footage measurement described above is a modified industrial gross calculation. The modified industrial gross square footage calculation for this building is 126,231 s.f.

Note: Normally the square footage for this type of industrial building is calculated as industrial gross which is measured from the exterior face of the exterior walls. The (standard) industrial gross square footage for this building is 126,840 s.f.

Please feel free to contact me with any questions or concerns about the information listed above. Let me know if any additional information is required.

Sincerely,


/s/ Christopher J. Corneau

Christopher J. Corneau, AIA
Principal

                                  EXHIBIT A-5
                       LETTER AGREEMENT AS TO DESIGN FEES

[LETTERHEAD OF ERNST & YOUNG APPEARS HERE]

     December 10, 1999

     Mr. Peter S. Scholz
     The Mark Winkler Company
     4900 Seminary Road
     Alexandria. VA 22311



     Re: Indemnification for Design Fees

     Dear Mr. Scholz

     As discussed on December 9, 1999, HomeGrocer.com is very interested in pursuing the conversion of the proposed site development at TransDulles from its present two building plan to a single building of 126,000 square feet, HomeGrocer.com fully understands the landlord's concern at converting its proposed development before a binding lease has been signed by the parties, Accordingly, in order to assure the landlord of HomeGrocer.com's good faith, and as an inducement for the landlord to proceed with the conversion of the site and construction documents to a single building, HomeGrocer.com offers the following program of rent prepayment:

     1. Upon HomeGrocer.com's receipt of signed originals of this letter and of the original letter of intent, HomeGrocer shall pay the landlord the sum of $15,000,00.
     2. Upon receiving the proposed lease from the landlord, HomeGrocer.com shall pay the landlord the sum of $15,000,00
     3. Upon completion of the first round of negotiations of the terms of the lease. HomeGrocer.com shall pay the landlord the sum of $15,000.00. For the purposes of this letter, the first round of negotiations of the lease is deemed complete when HomeGrocer.com has delivered its comments in response to Landlord's proposed lease and Landlord and HomeGrocer.com
                                                 ---
        have discussed each of HomeGrocer.com's comments regarding the proposed lease and Landlord has communicated its response to HomeGrocer.com's
              ---
        comments after obtaining all necessary input from appropriate decision makers, and professional advisors.
     4. When the landlord delivers to HomeGrocer.com, the final lease agreement, reflecting all changes agreed to by both parties, and signed by the record owner of the property, HomeGrocer.com shall pay the landlord the sum of $15,000,00.

     HomeGrocer.com acknowledges that the lease would necessarily be contingent upon the proposed conversion being approved by all governmental agencies with jurisdiction and all requisite consents and permits issued. Accordingly, if despite the landlord's best efforts to obtain all above-mentioned approvals, consents and permits, any one or more such approvals, consents or permits cannot be obtained for the conversion and building of the project as a single building development, Landlord is entitled to apply lease prepaid rent towards those third party professional costs incurred by landlord in respect of the conversion of the project. Landlord shall provide HomeGrocer.com with copies of all such invoices as evidence of payment of such third party coats. All funds not applied towards such third party costs shall be returned to HomeGrocer.com by March 1, 2000.

     Of course, both parties shall work diligently to obtain all the above-mentioned approvals, consents and permits, and if our efforts are successful, and all such approvals, consents and permits are obtained, and the proposed building constructed, then the entire $60,000 shall be credited towards the first month's rent payable under the lease.

     As I mentioned, HomeGrocer.com is proposing this arrangement to give the landlord comfort in changing its proposed development and so as to accelerate the construction and lease negotiation process for the benefit of both parties. Accordingly, the negotiation schedule is necessarily as follows:

     . Landlord and HomeGrocer.com must enter into a letter of intent by 5:00 p.m., EST, on Tuesday December 14, 1999;
     . Landlord shall provide HomeGrocer.com the proposed lease by Thursday December 16, 1999;
     . HomeGrocer.com shall provide Landlord with HomeGrocer.com's comments on the proposed lease by Tuesday December 21, 1999.
     . First negotiation of the lease must be completed by 5:00 p.m. EST on December 30, 1999;
     . HomeGrocer.com and Landlord must sign the final lease agreement by 5:00 p.m. on January 15. 2000.

     By entering into this agreement Landlord and HomeGrocer.com agree to act, in good faith and shall use their best possible efforts to perform and consummate the transactions contemplated and described in this letter, and to complete this matter by the timelines prescribed above. Further, in order to bring this matter to a mutually beneficial conclusion in a timely fashion, but in any event to complete negotiations no later than January 30, 2000, the parties agree to negotiate exclusively with each other in respect of a lease arrangement for commercial warehouse space in the TransDulles sub-market of the Maryland and Virginia Washington DC real estate market.

     If these terms are acceptable to the landlord, please have an authorized signatory sign where indicated below, and return one original and an original letter of Intent to Ernst & Young LLP. HomeGrocer.com will then immediately-return to you the first prepayment of rent in the amount of $15,000.00.

     If you have any questions, please do not hesitate to call me. I can be reached at (425) 922 0365. HomeGrocer.com looks forward to a long, mutually beneficial relationship with you.

     Sincerely,

     /s/ John Martin for Daryl Stromswold
     Daryl L. Stromswood
     Director of Real Estate

     Agreed and Accepted:
     The Mark Winkler Company as Agent For
     TransDulles Centre Inc.

     By: /s/ Peter Scholz
         ----------------------------

     Name: Peter Scholz
           --------------------------

     Title: Senior Vice President
            -------------------------

     Date:  Dec 13, 1999
            -------------------------


     CC: John Martin, Ernst & Young LLP
         John W. Anderson, Cushman & Wakefield

                                  EXHIBIT B
                                  ---------
                         DESCRIPTION OF BUILDING SHELL
                         -----------------------------
                               TransDulles Centre
                               Sterling, Virginia
                                  Building 14

Building Structure: The Building Shell shall be a tilt-up concrete structure with interior steel columns supporting steel roof joists and girders.

Exterior Finish:    The exterior surface of the tilt-up concrete panels shall be painted with "Tex-Cote", a textured exterior coating manufactured by Textured Coatings of America (TCA) in a color scheme to be determined by Landlord, and reasonably acceptable to Tenant.

Concrete Slab:      The building floor slab consists of an average thickness of
                    6" reinforced concrete above a 4" stone gravel base.

Structural Grid:    The typical column grid is 40' x 42'.

Loading Docks &
Overhead Doors:     The Building Shell is provided with twenty (20) loading
                    docks at thirty eight inches (38") above finished grade, and eight loading docks at forty, eight inches (48") above finished grade., The typical loading dock door is a 9' wide x 10' tall insulated, sectional, steel door with two small windows. These roll-up doors are opened manually with a chain hoist.

Sprinkler System:   The Building Shell is provided with a wet-pipe sprinkler
                    system conforming with the requirements of NFPA 231C, Class
                    IV commodities, with storage allowed to 20'0" above finished floor.

Storefront
Entrances:          Multiple storefront entrances occur along the front of the
                    Building. Storefront doors are provided with 1/4" tempered tinted glass and adjacent storefront entrance windows are provided with 1" insulated tinted glass, tempered where required by code.

Clear Height:       The Building Shell is provided with a 24' interior clear
                    height at the roof joists. Note: The bottom of the roof girders is approximately two feet lower than the bottom of the roof joists bearing on that girder.

Roofing System:     A ballasted single-ply EPDM roof system will be installed on the Building Shell. Roof drains and overflow drains will be provided as required to comply with applicable codes. The roofing system will be warranted for a period of ten years.

Unit Heaters:       Twenty five (25) joist-hung, gas-fired unit heaters are
                    provided to serve the Building Shell.

Interior Lighting:  Seventy Four (74) 400 watt, metal halide light fixtures are provided to serve the Building Shell.

Windows: Sixteen (16) 16' wide x 6' tall windows are provided at the main level. All windows are 1" insulated and tinted glass installed in an aluminum framing system. Standard 1" aluminum horizontal blinds will be installed on all windows.

Electrical Service: Subject to determination by Virginia Power as to the size of the transformer to be installed to serve the Buildings the Building Shell shall be provided with 4000 amp, 3 phase, 480 volt electric service to the Building's main electric service panel.

Wall Insulation:    The perimeter walls are insulated with 6 1/4" FRK (Foil
                    Reinforced Kraft-faced/flame spread 25) glass fiber insulation batts from 8'6" above finished floor to the underside of roof deck. This insulation has an insulation value of R-19.

Dumpster Pad:       Two (2) concrete pads for placement on each of a single
                    standard size trash dumpster shall be provided in the exterior of the Building to service the Building.

Water: The Building will be serviced by an eight inch (8") water main which feeds an eight inch (8") fire line into the Buildings Sprinkler Room. The Building's Domestic Water Service will be provided by a two inch (2") water line to a two inch (2") meter located in an outside crock. The domestic water line size changes to three inches (3") from the water meter into the Building.

Gas: The Building will be serviced by a three quarter inch (3/4") gas line to be installed by Washington Gas.

Sewer: The Building will be serviced by a six inch (6") sanitary, lateral.

Landlord shall consider in good faith any requests by Tenant for modifications to the Building Shell made at any time during the course of the construction of the Building Shell, but Landlord shall have no obligation to make any such modification to the Building Shell. Tenant acknowledges that the time period during which Landlord is evaluating and considering any such request may constitute Tenant Delay. Landlord will use commercially reasonable efforts to promptly provide Tenant with a commercially reasonable estimate of(i) the cost, if any, of the requested modification, and (ii) the delay, if any, which will likely result from the requested modification ("Landlord's Estimate of Cost and Delay"). If the parties agree to proceed with any requested modification, then, without regard to Landlord's Estimate of Cost and Delay: (i) Tenant shall be solely responsible for the actual increase, if any, in the cost of construction of the Building Shell resulting from the requested modification; and (ii) any actual delay in the construction of the Building Shell resulting directly or indirectly from the requested modification shall be considered a Tenant Delay.

                                   EXHIBIT C
                                   ---------
                                 RENT SCHEDULE
                            TransDulles Center, Inc.
                              HomeGrocer.com, Inc.
                            Sterling, Virginia 20164

     Total Square Footage                             126,231
     Lease Term-Months                                    157
     Initial Annual Per Square Foot Rental Rate    $     8.65
     Initial Monthly Rental Rate                   $90,991.51
     Annual Rent Escalations                              3.0%

---------------------------------------------------------------------------------------------------------------------
Lease Year                Base Rent PRSF*                Annual Base Rent*                 Monthly Base Rent*
---------------------------------------------------------------------------------------------------------------------
    1                           $8.65                     $1,091,898.12                        $90,991.51
---------------------------------------------------------------------------------------------------------------------
    2                           $8.91                     $1,124,718.24                        $93,726.52
---------------------------------------------------------------------------------------------------------------------
    3                           $9.18                     $1,158,800.64                        $96,566.72
---------------------------------------------------------------------------------------------------------------------
    4                           $9.45                     $1,192,882.92                        $99,406.91
---------------------------------------------------------------------------------------------------------------------
    5                           $9.74                     $1,229,490.00                       $102,457.50
---------------------------------------------------------------------------------------------------------------------
    6                           $10.03                    $1,266,096.96                       $105,508.08
---------------------------------------------------------------------------------------------------------------------
    7                           $10.33                    $1,303,966.20                       $108,663.85
---------------------------------------------------------------------------------------------------------------------
    8                           $10.64                    $1,343,097.84                       $111,924.82
---------------------------------------------------------------------------------------------------------------------
    9                           $10.96                    $1,383,491.76                       $115,290.98
---------------------------------------------------------------------------------------------------------------------
   10                           $11.29                    $1,425,147.96                       $118,762.33
---------------------------------------------------------------------------------------------------------------------
   11                           $11.62                    $1,466,804.28                       $122,233.69
---------------------------------------------------------------------------------------------------------------------
   12                           $11.97                    $1,510,985.04                       $125,915.42
---------------------------------------------------------------------------------------------------------------------
   13                           $12.33                    $1,556,428.23                       $129,702.35
---------------------------------------------------------------------------------------------------------------------


* Subject to Revision Following Approval of Amended Site Plan; Excludes Additional Rent as defined in Paragraph 3(h).

                                   EXHIBIT D
                                   ---------
                                 WORK AGREEMENT
                                 --------------

     This Work Agreement (the "Agreement") is attached to and made a part of that certain Deed of Lease ("Lease") of even date herewith, by and between TRANSDULLES CENTER., INC. ("Landlord") and HomeGrocer.com, Inc. ("Tenant"). The terms used in this Agreement that are defined in the Lease shall have the same meanings as provided in the Lease.

1.  General
    -------

     1.1  Purpose. This Agreement sets forth the terms and conditions governing
          -------
     the design and construction of tenant improvements to be installed in the Premises (the "Tenant Work"). The parties contemplate that in addition to the construction of office space in a portion of the Premises, the Tenant Work shall include, but not be limited to: installation of HVAC service for the Premises; installation of substantial refrigeration equipment for the storage of perishable food products; installation of plumbing, electrical and mechanical systems necessary for Tenant's operations; racking systems for storage; and conveyor systems for moving products throughout the Premises.

     1.2  Construction Representatives. Landlord hereby appoints and Tenant
          ----------------------------
     hereby approves the following person as Landlord's representative ("Landlord's Representative") to act for Landlord in all matters regarding the Tenant Work and Tenant hereby appoints and Landlord hereby approves the following person as Tenant's representative ("Tenants Representative") to act for Tenant in all matters regarding the Tenant Work:

     Landlord's Representative:       Tenant's Representative:
     ---------------------------------------------------------

     Peter S. Scholz                   HomeGrocer.com, Inc.
     Senior Vice President             Senior Vice President
     The Mark Winkler Company          10230 N.E. Points Drive, Suite 300
     4900 Seminary Road, Suite 900     Kirkland, WA 98033
     Alexandria, Virginia 22311-1811
     (703) 578-7749

     With copies to:

     Neil Hunter                       HomeGrocer.com, Inc.
     Project Manager                   Attn: Director of Project Management-
     The Mark Winkler Company                Rich Buchco
     4900 Seminary Road, Suite 900     10230 N.E. Points Drive, Suite 300
     Alexandria, Virginia 22311-1811   Kirkland, WA 98033
     (703) 578-7770                    (425) 201-7875



                                        HomeGrocer.com, Inc.
                                        10230 N.E. Points Drive, Suite 300
                                        Kirkland, WA 98033
                                        Attn: Legal Department-Murray McLeod

                                        HomeGrocer.com, Inc.
                                        10230 N.E. Points Drive, Suite 300
                                        Kirkland, WA 98033
                                        Attn: Director of Real Estate-Daryl
                                              Stromswold
                                        Phone: (425) 201-7520

                                        Fax: (425) 201-7875

          All inquiries, requests, instructions, authorizations or other communications with respect to the Tenant shall be made to Landlord's Representative or Tenant's Representative, as the case may be. Authorizations may each party's Representative shall be binding and each party shall be responsible for all costs authorized Representative. Either party may change its Representative at any time by written notice to the other party. Landlord shall not be obligated to respond to or act upon any plan, drawing, change order approval or other matter relating the Tenant Work until it has been executed by Tenant's Representative.

2.   Tenant Work Allowance.
     ---------------------

     2.1  Allowance for Tenant Work. Tenant shall receive, to be applied against
          -------------------------
     the costs associated with the design permitting and construction of the Tenant Work an amount of Eleven Dollars ($11.00) per rentable square foot of the Premises (the "Tenant Work Allowance"). Landlord shall pay such Tenant Work Allowance directly to Tenant or, at Tenant's option, to Tenant's architect or engineer or Tenant's general contractor, as the case may be, in accordance with the terms and conditions set forth in section 2.2, below. All costs of the Tenant Work in excess of the Tenant Work Allowance shall be payable by Tenant. The costs of the Tenant Work shall include all costs to be expended in connection with the construction of the Tenant Work, including but not limited to the (i) architectural and engineering fees in connection with the preparation of the Construction Drawings and Specifications (as defined below); (ii) governmental agency plan check, permit and other fees (including any code compliance changes required by any governmental or authority having jurisdiction thereof);
     (iii) sales and use taxes, if any; (iv) insurance fees associated with the construction of the Tenant Work; (v) testing and inspecting costs; (vi) the actual costs and charges for material and labor, contractor's profit and contractor's general overhead incurred in constructing the Tenant Work;
     (vii) a fee to Landlord for the review of the Tenant Plans, processing of Tenant Work Allowance draws, general Landlord representation during the construction process, and coordination of the construction of the Tenant Work of Fifteen Thousand Dollars ($15,000.00), and (viii) other project related expenses (including but not limited to telecommunications cabling, moving expenses, furniture and furnishings, and professional fees other than architectural and engineering fees), provided however, that no more than Two Dollars and Fifty, Cents ($2.50) per rentable square foot may be used for items other than those encompassed in Section 2.1(i) through 2.1(vii) above. Any portion of the Tenant Work Allowance not utilized by Tenant for items (i) through (viii) above within the first Lease Year, may be applied by Tenant to the installment(s) of Base Rent due commencing with the first and subsequent months of the second Lease Year.

     2.2  Disbursement of Tenant Work Allowance for Tenant Work. Except as
          -----------------------------------------------------
     otherwise set forth herein, Landlord, disburse portions of the Tenant Work Allowance by check once each month during the period of Tenant's construction of the Tenant Work, commencing no sooner than thirty (30) calendar days after Tenant shall have (i) commenced construction of the Tenant Work hereunder, (ii) provided Landlord written notice of such commencement of construction, and (iii) satisfied all other conditions set forth herein. The regular monthly Tenant Work Allowance disbursement date (the "Disbursement Date") shall be approximately thirty (30) days after Tenant's delivery to Landlord of a reasonably acceptable request for payment, in the form, and with supporting documentation, as set forth below, provided that Tenant submits such request, in proper form, with all required supporting documentation, no later than the first (1st) day of each calendar month.

          No more often than once each month, Tenant shall deliver to Landlord a request for payment in form and content reasonably acceptable to Landlord which shall include, without limitation, (i) a certification by Tenant and Tenant's architect of the percentage of completion of the Tenant Work; (ii) a detailed itemization of new costs incurred by Tenant and not previously reimbursed by Landlord; (iii) interim lien waivers for all preceding payments from the general contractor and all subcontractors and suppliers, and (iv) a current lien waiver from the general contractor conditioned upon the clearance of funds from the payment of that portion of the Tenant Work Allowance contemplated by the request for payment. In the event Tenant fails to timely deliver the required information) Landlord shall have no obligation to disburse the Tenant Work Allowance to Tenant until the next following Disbursement Date, provided that the reasonably required information shall have been received.

          On the Disbursement Date, Landlord shall disburse to Tenant (or to Tenant's architect or Tenants general contractor, as directed by Tenant) a sum equal to the lesser of (i) "Landlord's Share" (as hereinafter defined) less a ten percent (10%) retention; or (ii) the balance of any remaining available portion of the Tenant Work Allowance less a ten percent (10%) retention. "Landlord's Share" shall mean a sum equal to the product obtained by multiplying the percentage of Tenant Work completed from the date of the last certification by Tenants architect, as such additional percentage may be verified by Landlord, by the Tenant Work Allowance, less the sum credited to Landlord in accordance with Section 2.1 (vii) above. Landlord shall have the right to withhold from any such disbursement such amount as Landlord reasonably deems necessary to account for items of Tenant Work which are not in accordance with the Tenant Plans (as hereinafter defined), and/or the reasonable standards of quality required by this Agreement. Disbursement by Landlord of a portion of the Tenant Work Allowance shall not be deemed to constitute a waiver of any rights or remedies available to Landlord as a result of Tenant's failure to complete the Tenant Work in accordance with the standards required by this Agreement, nor shall it constitute a representation or warranty by Landlord that such work complies with the Tenant Plans (as hereinafter defined) or any governmental law, code or regulation and no third party may rely on such disbursement as evidence that the Tenant Work complies with same.

     The sums retained by Landlord from each request for payment (less any amounts deducted therefrom in accordance with the provisions of this Agreement) shall be paid to Tenant within fifteen (15) calendar days after the last to occur of: (i) final completion and acceptance of the Tenant Work by Landlord's Representative after completion of all punch-list items;
     (ii) approval of the Tenant Work by all governmental agencies having authority therefore and issuance of a certificate of occupancy; or (iii), Tenants delivery to Landlord of final mechanic's lien releases from Tenant's subcontractors, laborers, materialmen and suppliers with respect to the Tenant Work in the form of Schedule I attached hereto and made a part hereof.

     In the event that any mechanic's lien is filed against the Building or Premises during the course of the Tenant Work, then, unless the same has previously been released or bonded off, Landlord shall have the right to withhold from the Tenant Work Allowance a sum equal to two hundred percent (200%) of the disputed amount. Landlord shall have the right to make payment of the disputed sum directly to the claimant to cause the release of any mechanic's lien that has been filed against the Building or Premises where said lien has not been removed by the recordation of either a release of mechanic's lien or a statutory lien release bond issued by a corporate surety reasonably acceptable to Landlord within thirty (30) days following the date Tenant receives notice of filing of the mechanic's lien.

3.   Design and Schedule.
     -------------------

     3.1  Tenant Plans for Tenant Work.
          ----------------------------

          (a) Space Plan: The "Space Plan" as used herein shall mean a plan containing, among other things, a partition layout, door location, location of all freezer and refrigerator units, and some furniture located in key spaces within the Premises.

          (b) Construction Drawings and Specifications: The "Construction Drawings and Specifications" as used herein shall mean the construction working drawings, the mechanical, electrical, plumbing) and other technical specifications, and the finishing details, including wall finishes and colors and technical and mechanical equipment installation, if any, all of which details the installation of the Tenant Work in the Premises. The Construction Drawings and Specifications shall:

             (i) be reasonably compatible with the Base Building Shell, and with the design, construction and equipment of the Building;

             (ii) comply with all applicable laws, codes and ordinances (including without limitation the Americans With Disabilities Act, the Clean Air Act, the Occupational Safety and Health Act, BOCA and NFPA, to the extent that they are applicable) and the rules and regulations of all governmental authorities having jurisdiction;

             (iii) comply with all applicable insurance regulations and the requirements of the Board of Underwriters for a fire resistant building of this type and use; and

              (iv) include locations of all Tenant Work including complete dimensions.

          (c) Except as specified by Landlord pursuant to Section 8 hereof, and
                                                          ---------
          Paragraph 14(b) of the Lease, all Tenant Work, whether covered by the Tenant Work Allowance or nor, which is permanently affixed to the Premises or alters the operational systems or structure of the Building (excluding Tenant's personal property and trade fixtures) shall in Landlord's sole and absolute discretion become the property of Landlord upon expiration or earlier termination of the Lease and shall remain on the Premises at all times during the term of the Lease.

     3.2  Approvals by Landlord. Within thirty (30) calendar days of execution
          ---------------------
     of the Lease by Tenant and Landlord, Tenant shall provide Landlord with three (3) copies of the Space Plan. Within seven (7) calendar days of its receipt of the Space Plan, Landlord Shall have given its written approval of such plan, or shall have provided Tenant with a list of reasonably recommended changes. If a list of changes is provided, Tenant will address the changes and resubmit the plan to Landlord for approval, and Landlord shall review such resubmission in the manner and within the time frames applicable to the initial submission of the Space Plan. Should Landlord fail to provide such notice to Tenant within seven (7) calendar days of Landlord's receipt of notice from Tenant that such notice of approval of the Space Plan or reasonably recommended changes has not been timely received, such Space Plan shall conclusively be deemed to have been approved. Upon approval of the Space Plan by Landlord, Tenant shall cause its architects and engineers to prepare the Construction Drawings and Specifications for the Tenant Work, and shall provide Landlord with three
     (3) complete sets thereof. Landlord shall provide to Tenant within seven
     (7) calendar days of its receipt of three (3) sets of full and final Construction Drawings and Specifications, notice of any refusal to approve any aspect of such plans, which notice shall state those elements of the Construction Drawings as to which Landlord does not approve. Should Landlord fail to provide such notice to Tenant within seven (7) calendar days of Landlord's receipt of notice from Tenant that such notice of approval or refusal to provide approval has not been timely received, such Construction Drawings and Specifications shall conclusively be deemed to have been approved. The Construction Drawings and Specifications as approved by Landlord are referred to herein as the "Tenant Plans." Any changes, additions or modifications that Tenant desires to make to the Tenant Plans shall also be subject to Landlord's prior written approval, in accordance with the time periods and standards set forth herein. Landlord's approval of the Space Plan and the Construction Drawings and Specifications shall not be unreasonably withheld, except that Landlord shall have complete discretion with regard to granting or withholding approval of Construction Drawings and Specifications to the extent they impact the Buildings structure, or would be visible from the exterior of the Building. Landlord's review of the Rooftop Installations contemplated by Paragraph 31 of the Lease shall be governed by such Paragraph 31.

4.  Construction of Tenant Work. Following Landlord's final approval of the
    ---------------------------
Construction Drawings and Specifications and Tenant obtaining the required permits, Tenant shall commence and diligently proceed with the construction of the Tenant Work. Landlord and Tenant acknowledge that Tenant shall hire its own general contractor or contractors to complete the Tenant Work, subject to Landlord's reasonable approval as provided in subparagraph 4(b) below. The Tenant Work shall be conducted with such diligence, in a good and workmanlike manner, lien free, utilizing new materials, and in accordance with the Tenant

Plans, and all applicable laws, codes, ordinances and rules and regulations of all governmental authorities having jurisdiction and in accordance with the Specifications for General Contractors attached hereto and made a part hereof as
Schedule II. The Tenant Work shall include any modifications required to the Building Shell, if any, associated with Tenant's intended and Permitted Use; Landlord shall use commercially reasonable efforts to cooperate with Tenant in connection with the design and construction of any modifications to the Building Shell, so as to attempt to reduce, to the extent commercially reasonable under the circumstances, the cost of such modifications, and the time necessary for their design and construction. Tenant shall cause any lien placed on the Premises or Building as a result of the Tenant Work to be removed as provided in Paragraph 14(b) of the Lease.

Tenant hereby agrees to indemnify and cause the general contractor and all subcontractors which it engages to perform the Tenant Work to indemnify Landlord and its agents, and hold Landlord and its agents harmless from any and all claims for personal or bodily injury and property damage that may arise in whole or in part from the performance of the Tenant Work, whether resulting from the negligence or willful misconduct of its general contractors, subcontractors or otherwise. Tenant and its contractors and subcontractors shall execute such additional documents as Landlord deems reasonably appropriate to evidence said indemnity.

Notwithstanding the foregoing, Tenant shall not commence the Tenant Work until the following have been provided to Landlord:

          (a) Insurance. Prior to construction, Tenant shall provide Landlord
              ---------
     with an original certificate of All-Risk Builder's Risk Insurance (the "Builder's Risk Insurance Policy"), subject to Landlord's reasonable approval, in the minimum amount of the replacement cost of the Tenant Work issued by a company or companies reasonably acceptable to Landlord and authorized to do business in Virginia, covering the Premises, with premiums prepaid, and which names the Landlord as an additional insured. Said policy shall insure the Tenant Work, the Premises, the Building, and all materials and supplies for the Tenant Work stored on the Premises (or at any other sites) against loss or damage by fire and the risks and hazards insured against by the standard form of extended coverage, and against vandalism and malicious mischief, and such other risks and hazards as Landlord may reasonably request. Said insurance coverage shall be for 100% of replacement cost, including architectural fees. The Builder's Risk Insurance Policy shall contain a provision that the insurance company waives the right of recovery or subrogation against Landlord, Landlord's management company, and their agents, servants, invitees, employees, co-Tenants, co-venturers, affiliate companies, and insurers.

          (b) Approved List of Contractors. A list of the general contractors
              ----------------------------
     and all subcontractors that are to supply labor and material for the Tenant Work, subject to the reasonable approval by Landlord within seven (7) calendar days of submission of such list, considering the quality, reputation, experience in type of construction and experience in the Northern Virginia and Maryland area, personnel, and financial strength of such general contractor and subcontractors. All general contractors and major subcontractors shall be bondable. Notwithstanding any other provision of the Lease or of this Agreement, Tenant shall be required to engage a roof contractor reasonably designated or approved by Landlord with respect to any work to be performed on the roof of the Building, including but not limited to any roof penetrations reasonably approved by Landlord, in order that Landlord may protect the integrity of the roof, and may maintain in full force any and all warranties which may have been issued to Landlord in connection with the installation of the roof.

          (c) Governmental Permits. Building permits and other appropriate
              --------------------
     permits and licenses from the appropriate agency or office of any governmental or regulatory body having jurisdiction over the Premises and which are required for the construction of the Tenant Work.

          (d) Additional Insurance. Additional insurance in the form of and
              --------------------
     meeting the requirements of Schedule III attached hereto.
                                 ------------

          (e) Accepted Bid. Tenant shall provide Landlord with a copy of the
              ------------
     general contractor bid selected (the "Accepted Bid"), including the name of the general contractor and all subcontractors, materialmen and suppliers.

5.  Change Orders. Tenant shall not make any change or addition to or
    -------------
subtraction from the Tenant Work ("Change Order")   after Tenants and Landlord's
approval of the final and complete Tenant Plans without the prior written approval of Landlord. Landlord shall respond to Tenants request for consent as soon as possible, but in no event later than seven (7) calendar days after such request is received by Landlord. Landlord's consent to any changes, additions or modifications that Tenant desires to make to the Tenant Plans shall not be unreasonably withheld, conditioned or delayed, except that Landlord shall have complete discretion with regard to granting or withholding approval for Change Orders affecting the Building's structure or with respect to changes which would be visible from the exterior of the Building.

6.  Cooperation With Other Tenants. Tenant shall at no time unreasonably disrupt
    ------------------------------
or allow unreasonable disruption to any existing tenant's parking vehicles and pedestrian access, nor allow disruptions of mechanical, electrical, telephone and plumbing services, or interference with the normal business operations of any other tenant of TransDulles Centre, except as provided below. Tenant contemplates that the Tenant Work may, of necessity, involve interruption of normal mechanical, electrical, telephone and plumbing services, and Tenant shall cooperate with Landlord and other tenants of TransDulles Centre to avoid disruption of the normal business operation of any other tenant of TransDulles Centre. Any such interruption or disruption shall be restricted to after Normal Business Hours and shall be subject to Landlord's prior consent and approval regarding scheduling of such work, which consent and approval shall not be unreasonably withheld, conditioned or delayed.

7.  Inspection by Landlord. Landlord shall have the right to inspect the Tenant
    ----------------------
Work at all reasonable times upon prior notice to Tenant for the purpose of insuring conformity of the Tenant Work with the Tenant Plans, and applicable codes. Landlord's failure to inspect the Tenant Work shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Work constitute the Landlord's approval of same.

8.  Removal of Specialized Tenant Improvements. Portions of the Tenant Work, if
    ------------------------------------------
any, as reasonably determined by Landlord to be specialized improvements (such as, by way of example, and nor limitation: raised flooring, refrigeration units, racking systems, conveyor systems, Rooftop Installations, or Liebert units), shall, at the election of Landlord, and subject to the provisions of Paragraph 14(b) of the Lease, either be removed by Tenant at its expense before the expiration of the term or shall remain upon the Premises and be surrendered therewith at the expiration date or earlier termination of this Lease as the property of Landlord without disturbance, molestation or injury. If Landlord requires the removal of all or part of said specialized tenant improvements, Tenant, at its expense, shall repair any damage to the Premises or the Building caused by such removal and restore the Premises to its condition prior to the installation of such specialized tenant improvements. If Tenant fails to remove said specialized tenant improvements upon Landlord's request, then Landlord may (but shall not be obligated to) remove the same and the cost of such removal, repair and restoration, together with any and all damages which Landlord may suffer and sustain by reason of the failure of Tenant to remove the same, shall be charged to Tenant and paid upon demand.

9.  Completion of Tenant Work. Tenant shall notify Landlord in writing when the
    -------------------------
Tenant Work has been substantially completed. Landlord shall thereupon have the opportunity to inspect the Premises in order to determine if the Premises have been substantially completed in accordance with the Construction Drawings and Specifications. If the Tenant Work has not been substantially completed in accordance with the Tenant Plans, Landlord shall, immediately following inspection, provide Tenant with written notification in reasonable detail of the items deemed not to be in accordance with the Tenant Plans, and/or the standards of quality required by this Agreement. Tenant shall forthwith proceed to correct the incorrect or incomplete items. Notwithstanding anything to the contrary, the Tenant Work shall not be considered suitable for review by Landlord until all designated or required governmental inspections, permits and certifications necessary for the Tenant Work, including, but not limited to a certificate of occupancy, have been made, given and/or posted.

10.  Drawings and Warranties. Upon completion of the Tenant Work, Tenant shall
     -----------------------
provide to Landlord a complete "as built" set of the Construction Drawings and Specifications. Tenant shall cause all warranties and guarantees issued in connection with the Tenant Work to be assigned to Landlord upon the expiration of the Term of the Lease, or the prior termination thereof.

                                  SCHEDULE I
               CONTRACTOR'S AFFIDAVIT AND FINAL RELEASE OF LIEN
               ------------------------------------------------

     1. Contractor, pursuant to a contract, hereinafter referred to as "Contract", with_________Inc., a Tenant of TransDulles Center, Inc., hereinafter referred to as "Owner", has heretofore furnished, or caused to be furnished, labor, material and services for the construction of certain improvements located in the building known as ______________, Sterling, Virginia.

     2. Contractor represents that all work to be performed under the Contract has been fully completed and that all persons and firms who furnished material, labor and/or services incident to the final completion of said work have been paid in full.

     3. The undersigned affiant for and in consideration of final payment to him in the amount of _______________________________ ($________), and all
previous payments paid by Tenant to Contractor, does hereby for and on behalf of the Contractor fully waive, release, remise and relinquish the Contractor's right to claim, demand or impose a lien or liens for work done or materials and/or services furnished or any other class whatsoever, on any of the premises owned by Owner on which improvements have been completed in connection with the Contract. This final release of lien is contingent upon clearance of all funds paid to Contractor for construction of the improvements.

     4. The affiant herein does hereby represent that he has authority to execute a final release of lien for and on behalf of the Contractor as set forth above.

     5. This Contractor's Affidavit and Final Release of Lien is made by affiant with full knowledge of the applicable laws of the Commonwealth of Virginia. In addition to such rights as may be afforded to Owner under such applicable laws, the undersigned affiant expressly agrees to indemnify and save Owner and Tenant harmless from any and all actual costs and expenses, including reasonable attorney's fees, arising out of claims by laborers, subcontractors or materialmen who might claim that they have not been paid for services or material furnished by or through the Contractor in connection with the work performed under the Contract.

     I hereby acknowledge that the statements contained herein are true and correct.

Dated this______day of_______________, 2000.

                         CONTRACTOR:


                         By:_____________________________


STATE OF    (S)
COUNTY OF   (S)

     Sworn to and subscribed before me this_______day of_____________, 2000.


                                    __________________________
                                    Notary Public

                                  SCHEDULE II
                                  -----------
                    SPECIFICATIONS FOR GENERAL CONTRACTORS
                    --------------------------------------

1.   Landlord must authorize commencement of construction.

2. Tenant-approved building permit plans must be submitted for approval and/or comment by Landlord, which shall not be unreasonably withheld, conditioned or delayed.

3. Contractor shall submit to Landlord a detailed working schedule prior to beginning construction.

4. Prior to commencement of construction, Contractor must provide the Landlord with:

     a.   building permit (if and to the extent legally required),
     b.   occupational license for County, and State
     c.   an original Certificate of Insurance for Contractor,
     d. original Certificates of Insurance issued by the insurance carriers for all sub-contractors.

5.   Upon completion of the job, the Contractor will provide Landlord with:

     a.   as-built electrical plans/mechanical and plumbing
     b.   release of liens for all sub-contractors,
     c.   a final release of lien from the Contractor,
     d. the original building permit plans with the original inspector's signatures (if and to the extent legally required).

6.   Landlord will not be responsible for:

     a.   Security of materials or work in place.
     b. Air conditioning work not being properly performed to allow for proper cooling of the Premises unless all air conditioning work is done in coordination with the building engineering staff.
     c.   Warranty repairs.
     d.   Window breakage during construction.
     e.   Work stoppages due to work interfering with other tenants.
     f.   Delays due to change orders and architect-contractor problems.

7. The Contractor will confine the construction debris and dust to the construction areas away from completed tenant space or common areas. All areas of the building, especially access areas and common areas, are to be maintained in a clean and orderly fashion on a daily basis. The Contractor is to turn the improved premises over to Tenant in a clean condition, ready for occupancy by Tenant. Containment or construction dust is required through use of plastic barriers, if possible.

8. The Contractor will remove all trash and debris, including excess materials from the construction site and the building and no unreasonable accumulation will be allowed.

9. The Contractor will coordinate the delivery of materials and removal of debris with Landlord. Temporary floor coverings will be used to protect all permanent flooring.

10. The Contractor will supply building standard locks, keyed to the building master key system.

11. The Contractor will exercise all due diligence in maintaining a safe working environment and to abide by all OSHA regulations.

12. Upon completion, the Contractor will remove all foreign materials from windows, floors, glass, hardware and restroom fixtures.

13. The Contractor will not unduly disturb the peaceful enjoyment of any tenants of TransDulles Center. All plumbing installations requiring access to other areas of TransDulles Center, and which may result in interruption of service to other tenants of TransDulles Center must will be coordinated with the Landlord. Special care is required when electrical work is to be performed so as to not to interfere with any other Tenant of TransDulles Center. Safety data sheets on all products used in construction will be provided to Landlord.

14. All sub-contractors will park personal vehicles in Tenant's parking spaces or on the outskirts of parking areas after loading or unloading equipment. Parking is specifically prohibited on the streets adjacent to the Building, including Glenn Drive, Sally Ride Drive, and Davis Drive.

15. No flammable materials shall be stored in the building. In the event it is necessary to store flammable materials overnight, Contractor must have specific permission from Landlord.

16. Damage or injury occurring while working must immediately be reported to the Landlord.

17. The Landlord reserves the right to have any employee who is not performing his or her duties in a workmanlike manner immediately removed from the premises.

18. Employees of Contractor must be appropriately attired to include shirt and shoes at all times. Vulgar language is unacceptable at TransDulles Center, and anyone using foul language will be asked to leave. No employees of Contractor will make any complimentary or challenging remarks to any tenant or employee of tenants of TransDulles Center. Any potential argumentative issues will be brought up to the Landlord.

19. Employees of Contractor shall use only restrooms specifically designated by Landlord and will leave the restroom in a clean condition.

20. Contractor shall turn off lights except emergency lighting at the end of each day.

21.  No smoking is permitted throughout the Building.

                                 SCHEDULE III
             INSURANCE REQUIREMENTS FOR TENANTS GENERAL CONTRACTOR
             -----------------------------------------------------

Tenant must provide Landlord with written evidence of the following minimum insurance requirements. In no way do the following minimum requirements limit the liability or obligation to provide insurance assumed elsewhere in the Work Agreement or the Lease, as amended; in the event of any conflict between the provisions of this Schedule and the Lease, the provisions of the Lease shall govern.

A.   Workers' Compensation and Employer's Liability.
     ----------------------------------------------

     1. Statutory requirements in the Commonwealth of Virginia, to include all areas involved in operations covered under the Work Agreement for the Premises.

     2.  Coverage "B" - Employer's Liability, limit - $1,000,000.

B.   Commercial General Liability.
     ----------------------------

     1. Commercial General Liability: Form providing coverage not less than that of the occurrence form ISO Standard Commercial General Liability. Insurance, including but not limited to bodily injury, personal injury, independent contractors' products, completed operations (construction risks only), Broad Form Property Damage (including Completed Operations for a period of not less than three (3) years - construction risk only). For those contractors selling/manufacturing products, Commercial General Liability coverage should be specifically endorsed to include products liability.

     2. Contractual Liability, Blanket basis insuring the liability assumed under this Agreement.

     3. Limits of Liability: Bodily Injury and Property Damage - $1,000,000 each occurrence, $1,000,000 aggregate; and Personal Injury - $1,000,000 each occurrence.

C.   Commercial Auto Policy
     ----------------------

     1. Commercial Auto Policy form, including all Owned, Non-Owned and Hired Vehicles.

     2. Limits of Liability: Bodily Injury - $1,000,000 each person, $1,000,000 each occurrence; and Property Damage - $1,000,000 each occurrence.

D.   Umbrella Liability.
     ------------------

Such insurance shall provide coverage with limits of not less than $3,000,000 per occurrence/S3,000,000 aggregate, in excess of the underlying coverages listed in Paragraphs A, B, and C above.

ADDITIONAL REQUIREMENTS
-----------------------

1. Landlord and Landlord's management company (The Mark Winkler Company) shall be included as an Additional Insured on all coverages listed above.

2. Tenant shall require the same primary minimum insurance requirements, as listed above, from its general contractor and any other contractors with which Tenant contracts directly, and they shall also comply with the additional requirements listed herein.

3. All insurance coverages required as herein set forth shall be primary and at the sole cost and expense of Tenant, and its general contractor and any other contractors with which Tenant contracts directly, and all deductibles shall be assumed by, for the account of, and at the sole risk of Tenant, and its general contractor and any other contractors with which Tenant contracts directly. Insurance coverages will be in a form and carrier reasonably acceptable to Landlord with a minimum rating of A:VII or higher.

4. A Certificate of Insurance evidencing all of the above must be presented to Landlord prior to commencement of the Tenant Work.

5. The cancellation provision of such Certificate of Insurance shall provide as follows:

     "To be effective as to certificate holder, the issuing companies must provide to the below named certificate holder sixty (60) days' written notice prior to any cancellation or material modification of the above-described policies before the expiration dates thereof."

                                   EXHIBIT E
                                   ---------
                          (Form of Letter of Credit)
                         IRREVOCABLE LETTER OF CREDIT

Date of Issue: _______________               Letter of Credit No.:_____________
Expiration Date:______________               Original Amount: USD $____________

Beneficiary:                                 Applicant:
TransDulles Center, Inc.
c/o The Mark Winkler Company                 _________________________
4900 Seminary Road, Suite 900                _________________________
Alexandria, Virginia 22311-1811              _________________________
Attn: Mr. Peter S. Scholz

Ladies and Gentlemen:

We hereby establish this Irrevocable Letter of Credit No.______________, in your favor as Beneficiary for an aggregate amount of up to_____________USD
(USD $_______), available to you by drafts drawn at sight, accompanied by your dated and signed statement certifying that Landlord is entitled to draw against the Letter of Credit posted as the Security Deposit pursuant to the terms of that certain Deed of Lease between Beneficiary and Applicant dated_____________, 2000(the "Lease").

We hereby engage with you that all drafts drawn under and in compliance with the terms of this Irrevocable Letter of Credit will be honored if presented at [bank address], no later than [last day of month approximately 90 days after expiration of first lease year] (the "Expiration Date"). This Letter of Credit shall be automatically renewed for additional one (1) year periods ("Renewal Periods") beginning on the first day of [the month after the Expiration Date], and on the first day of [the month after the expiration date] each year thereafter through [date 90 days after expiration of lease term and any option periods], unless we send to you by nationally recognized overnight courier service at the address shown above (or any other address you provide to us by notice sent to us by nationally recognized overnight courier service which references this Letter of Credit by Number) a notice of our intention not to renew this Letter of Credit at least sixty (60) days prior to the beginning of any of the Renewal Periods. At all times, we retain absolute discretion concerning the decision to renew or not renew this Letter of Credit.

Documents may be presented at either ____________________________, New York, New York, or at _________________________________, Washington, D.C.

Partial and Multiple Drawings are permitted. The amount available under this Irrevocable Letter of Credit shall be the Original Amount set forth above, less the sum of any drawings honored by us hereunder. This Letter of Credit letter is binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. This Letter of Credit is transferable to any successor in title to Beneficiary's interests as Landlord under the Lease, and any such successor shall be deemed the Beneficiary hereunder, and shall be entitled to draw against this Letter of Credit in accordance with the terms hereof. This Irrevocable Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits, 1993 Revision, ICC Publication 500.

                                              Very truly yours,
                                              BANK


                                              By:_________________________
                                              Name:_______________________
                                              Title:______________________

                                  EXHIBIT F-1
                                  -----------

                           CONFIDENTIALITY AGREEMENT
                       (OPERATING EXPENSE AND TAX AUDIT)

THIS CONFIDENTIALITY AGREEMENT (the "Agreement") is made and entered into this ____ day of _______, 2000 by and between TransDulles Center, Inc., a Virginia corporation ('Landlord'), HomeGrocer.com, Inc., a Delaware corporation ("Tenant") and_____________________________ ("Contractor").

Preamble

Pursuant to the provisions of that certain Deed of Lease between Landlord and
Tenant, dated             ,2000 (the "Lease"), Tenant was provided with certain
limited rights to audit the annual Operating Costs (as defined in the Lease). In this regard, Tenant has engaged the services of Contractor to perform an audit of the Operating Costs for the _____ Calendar Year (the "Audit"). In connection with the Audit, Tenant and Contractor will be given access to various documents, files and other information relating to the Operating Costs for their review and inspection (the "Confidential Information"). The Confidential Information may include economic, commercial, marketing and financial information that is confidential and/or proprietary in nature. Therefore, Landlord has determined to require Tenant and Contractor to execute and deliver this Agreement as a condition of their review and inspection of the Confidential Information.

In consideration of being granted the opportunity to review and inspect the Confidential Information, Tenant and Contractor agree as follows:

Agreement

Section 1. Purpose. Tenant and Contractor agree that their review and inspection of the Confidential Information shall be solely to conduct an audit, on Tenant's behalf and not as an agent, representative or broker of any undisclosed party, to verify the accuracy of Operating Costs for the________ Calendar Year which Tenant paid under the Lease.

Section 2.  Non-Disclosure and Use of Confidential Information.

     (a) Tenant and Contractor agree that, except as set forth below, all Confidential Information shall be used by Tenant and Contractor solely for the purposes stated in Section 1 hereof. Tenant and Contractor further agree not to disclose any of the Confidential Information without the prior written consent of Landlord to any third party other than to their respective (i) employees, officers, directors, and (ii) agents and representatives, including attorneys, accountants and financial advisors (collectively, the "Representatives"), in each case who (i) have a need to know the Confidential Information for the limited purpose stated in Section 1 hereof, and (ii) have entered into an agreement with Tenant and Contractor substantially in the form of this Agreement.

     (b) The term "Confidential Information" shall not include information which: (a) is already known to Tenant or Contractor from non-Landlord sources not known by Tenant or Contractor to be subject to any confidentiality obligations to Landlord; (b) is or becomes generally available to the public other than as a result of a disclosure by Tenant or Contractor or any of their Representatives; or (c) is required to be disclosed by law or by regulatory or judicial process (including without limitation any action instituted by Tenant to enforce the terms of the Lease.)

     (c) In the event Tenant or Contractor or any of their Representatives fails in any respect to comply with its obligations under this Agreement, Tenant and Contractor shall be liable to Landlord for breach of this Agreement. In addition, in the event of any such failure, Landlord may, in its sole discretion, refuse to allow Tenant the opportunity to perform an audit with respect to any other Calendar Years.

     (d) The rights, powers and remedies provided for in the preceding subsection (c) shall be in addition to and do not preclude the exercise of any other right, power or remedy available to Landlord under law or in equity. No forbearance, failure or delay in exercise of any such right, power or remedy shall operate as a waiver thereof or preclude its further exercise.

Section 3. Review of Confidential Information. The Confidential Information will be made available for review by appointment only, at a location determined by Landlord in the Washington, D.C. metropolitan area, to Representatives of Tenant and/or Contractor whose duties include the review and inspection of such information.

Section 4.  Duplication. Intentionally Deleted

Section 5. Limited Access. Tenant and Contractor shall inform each of their Representatives that receives any of the Confidential Information of the requirements of this Agreement and shall require each such Representative to comply with such requirements.

Section 6. Tenant Contact. Tenant and Contractor agree not to communicate with any other tenants in the Project known as TransDulles Center in connection with the Audit without the prior written consent of Landlord.

Section 7. Entire Agreement. This Agreement represents the entire agreement between Tenant, Contractor and Landlord relating to the treatment of Confidential Information heretofore or hereafter reviewed or inspected by Tenant or Contractor in connection with the Audit. This Agreement supersedes all other agreements relating to such matters which have previously been executed by Tenant and/or Contractor in favor of Landlord.

Section 8. Reliance by Landlord's Management Company. Landlord's property management company, The Mark Winkler Company, and its employees shall be authorized to accept a copy of this Agreement (as executed by Tenant and Contractor) as a basis for allowing Tenant or Contractor to review and inspect the Confidential Information in connection with the Audit.

     IN WITNESS WHEREOF, a duly authorized representative for both Tenant and Contractor have executed this Agreement as of the date set forth below.

TENANT:                                  LANDLORD:

HOMEGROCER.COM, INC.                     TRANSDULLES CENTER, INC.,
a Delaware corporation                   a Virginia corporation

By:______________________                By:_______________________________
Name:____________________                Name:_____________________________
Title:___________________                Title:____________________________

Date of Execution:______________         Date of Execution:________________

CONTRACTOR:

By:
Name:
Title:

Date of Execution:

                                  EXHIBIT F-2
                                  -----------
                           CONFIDENTIALITY AGREEMENT
                        (SUBLEASE AND ASSIGNMENT AUDIT)

THIS CONFIDENTIALITY AGREEMENT (the "Agreement") is made and entered into this ____day of___________, 2000 by and between TransDulles Center, Inc., a Virginia corporation ("Landlord"), HomeGrocer.com, Inc., a Delaware corporation ("Tenant") and _____________________ ("Contractor").

Preamble

Pursuant to the provisions of that certain Deed of Lease between Landlord and
Tenant, dated                     , 2000 (the "Lease"), Landlord was provided
with certain rights to audit the records of Tenant pertaining to the Assignment and Subletting of the Premises. In this regard, Landlord will be given access to various documents, files and other information relating to the Assignment and Subletting of the Premises for its review and inspection (the "Confidential Information"). The Confidential Information may include economic, commercial, marketing and financial information that is confidential and/or proprietary in nature. Therefore, Tenant has determined to require Landlord to execute and deliver this Agreement as a condition of its review and inspection of the Confidential Information.

In consideration of being granted the opportunity to review and inspect the Confidential Information, Landlord agrees as follows:

Agreement

Section 1. Purpose. Landlord agrees that its review and inspection of the Confidential Information shall be solely to determine the nature and scope of the consideration paid to Tenant for the Assignment or Subletting of the Premises.

Section 2.     Non-Disclosure and Use of Confidential Information.

        (a) Landlord agrees that, except as set forth below, all Confidential Information shall be used by Landlord solely for the purposes stated in
        Section 1 hereof. Landlord further agree not to disclose any of the Confidential Information without the prior written consent of Tenant to any third party other than to their respective (i) employees, officers, directors, and (ii) agents and representatives, including attorneys, accountants and financial advisors (collectively, the "Representatives"), in each case who (i) have a need to know the Confidential Information for the limited purpose stated in Section 1 hereof, and (ii) have entered into an agreement with Landlord substantially in the form of this Agreement.

        (b) The term "Confidential Information" shall not include information which: (a) is already known to Landlord from non-Tenant sources not known by Landlord to be subject to any confidentiality obligations to Tenant (b) is or becomes generally available to the public other than as a result of a disclosure by Landlord or any of its Representatives; or
        (c) is required to be disclosed by law or by regulatory or judicial process (including without limitation any action instituted by Landlord to enforce the terms of the Lease.)

        (c) In the event Landlord fails in any respect to comply with its obligations under this Agreement, Landlord shall be liable to Tenant for breach of this Agreement. In addition, in the event of such failure, Tenant may, in its sole discretion, refuse to allow Landlord the opportunity to perform an audit at a future time.

        (d) The rights, powers and remedies provided for in the preceding subsection (c) shall be in addition to and do not preclude the exercise of any other right, power or remedy available to Tenant under law or in equity. No forbearance, failure or delay in exercising any such right, power or remedy shall operate as a waiver thereof or preclude its further exercise.

Section 3. Review of Confidential Information. The Confidential Information will be made available for review by appointment only, at a location determined by Tenant in the Washington, D.C. metropolitan area.

Section 4.     Duplication. Intentionally Deleted.

Section 5. Limited Access. Landlord shall inform each of its Representatives that receives any of the Confidential Information of the requirements of this Agreement and shall require each such Representative to comply with such requirements.

Section 6. Entire Agreement. This Agreement represents the entire agreement between Tenant and Landlord relating to the treatment of Confidential Information heretofore or hereafter reviewed or inspected by Landlord in connection with the Audit. This Agreement supersedes all other agreements relating to such matters which have previously been executed by Landlord in favor of Tenant.

Section 7. Reliance by Tenant. Tenant and its employees shall be authorized to accept a copy of this Agreement as executed by Landlord as a basis for allowing Landlord to review and inspect the Confidential Information in connection with the Audit.

     IN WITNESS WHEREOF, a duly authorized representative for both Landlord and Tenant have executed this Agreement as of the date set forth below.

TENANT:                                       LANDLORD:

HOMEGROCER.COM, INC.                     TRANSDULLES CENTER, INC.,
a Delaware corporation                   a Virginia corporation

By:_______________________               By:_______________________________
Name:_____________________               Name:_____________________________
Title:____________________               Title:____________________________

Date of Execution:_____________          Date of Execution:________________

                                   EXHIBIT G
                                    PARKING

                                  [SITE PLAN]